EXHIBIT 13.3

OUR BUSINESS

Cascades Inc. is a paper and packaging company that produces, converts and sells packaging and tissue products composed primarily of recycled fibres. Established in 1964 in Kingsey Falls, Québec, the Corporation was founded by the Lemaire brothers, who saw the economic and social potential of building a company focused primarily on the sustainable development principles of reusing, recovering and recycling. More than 50 years later, Cascades is a multinational business with close to 100 operating facilities1 and more than 11,700 employees across Canada, the United States and Europe. The Corporation currently operates four business segments:

(Business segments)	Number of Facilities[1]	2018 Sales[2] (in M$)	2018 Operating income before depreciation and amortization (OIBD)[2] (in M$)	2018 Adjusted OIBD[2,5] (in M$)	2018 Adjusted OIBD Margin (%)
PACKAGING PRODUCTS
Containerboard	27	1,840	470	410	22%
Boxboard Europe[3]	8	933	97	97	10%
Specialty Products	40	659	46	40	6%
TISSUE PAPERS	21	1,352	(58)	17	1%

The location of our plants4 and employees around the world are as follows:

1	Including associates and joint ventures.
2	Excluding associates and joint ventures not included in consolidated results. Refer to Note 8 of the 2018 audited consolidated financial statements for more information on associates and joint ventures.
3	Via our 57,95% equity ownership in Reno de Medici S.p.A., a public company traded on the Milan and Madrid stock exchanges.
4	Excluding sales offices, distribution and transportation hubs and corporate offices. Including main associates and joint ventures.
5	Please refer to the “Supplemental Information on Non-IFRS Measures” section for a complete reconciliation.

1

BUSINESS DRIVERS

Cascades' results may be impacted by fluctuations in the following:

EXCHANGE RATES	ENERGY COSTS

On a year-over-year basis, the average value of the Canadian dollar in 2018 remained stable when compared to the US dollar and decreased by 4% compared to the euro.	The average price of natural gas decreased by 1% in 2018 compared to the previous year. In the case of crude oil, the average 2018 price was 31% higher than in 2017.

	2016	2017					2018
	TOTAL	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL

US$/CAN$ - Average rate	$0.75	$0.76	$0.74	$0.80	$0.79	$0.77	$0.79	$0.77	$0.77	$0.76	$0.77
US$/CAN$ End of period rate	$0.74	$0.75	$0.77	$0.80	$0.80	$0.80	$0.78	$0.76	$0.77	$0.73	$0.73
EURO€/CAN$ - Average rate	$0.68	$0.71	$0.68	$0.68	$0.67	$0.68	$0.64	$0.65	$0.66	$0.66	$0.65
EURO€/CAN$ End of period rate	$0.71	$0.70	$0.68	$0.68	$0.66	$0.66	$0.63	$0.65	$0.67	$0.64	$0.64
Natural Gas Henry Hub - US$/mmBtu	$2.46	$3.32	$3.18	$3.00	$2.93	$3.11	$2.98	$2.80	$2.91	$3.64	$3.09

Source: Bloomberg

2

HISTORICAL MARKET PRICES OF MAIN PRODUCTS AND RAW MATERIAL

	2016	2017					2018					2018 vs 2017
These indices should only be used as trend indicators; they may differ from our actual selling prices and purchasing costs.	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year	Change	%
Selling prices (average)
PACKAGING PRODUCTS
Containerboard (US$/short ton)
Linerboard 42-lb. unbleached kraft, Eastern US (open market)	625	655	705	705	705	693	722	755	755	755	747	54	8%
Corrugating medium 26-lb. semichemical, Eastern US (open market)	520	540	590	617	620	592	637	670	670	670	662	70	11%
Boxboard Europe (euro/metric ton)
Recycled white-lined chipboard (WLC) index[1]	656	649	680	680	680	672	678	673	673	673	674	2	—%
Virgin coated duplex boxboard (FBB) index[2]	1,045	1,031	1,031	1,031	1,031	1,031	1,072	1,072	1,072	1,072	1,072	41	4%
Specialty Products (US$/short ton)
Uncoated recycled boxboard - 20-pt. bending chip (series B)	605	622	660	660	640	645	643	680	730	730	696	51	8%
TISSUE PAPERS (US$/short ton)
Parent rolls, recycled fibres (transaction)	1,013	1,023	1,040	1,053	1,057	1,043	1,072	1,087	1,102	1,112	1,093	50	5%
Parent rolls, virgin fibres (transaction)	1,280	1,297	1,320	1,334	1,339	1,323	1,366	1,388	1,404	1,422	1,395	72	5%

Raw material prices (average)
RECYCLED PAPER
North America (US$/short ton)
Sorted residential papers, No. 56 (SRP - Northeast average)	69	92	76	86	63	79	59	31	28	28	36	(43)	(50)%
Old corrugated containers, No. 11 (OCC - Northeast average)	93	142	148	162	99	138	92	71	68	68	74	(64)	(40)%
Sorted office papers, No. 37 (SOP - Northeast average)	150	173	172	170	160	169	165	193	210	203	193	24	14%
Europe (euro/metric ton)
Recovered paper index[3]	127	147	138	147	135	142	111	99	103	106	105	(37)	(25)%
VIRGIN PULP (US$/metric ton)
Northern bleached softwood kraft, Canada	978	1,033	1,093	1,110	1,183	1,105	1,233	1,310	1,377	1,428	1,342	237	21%
Bleached hardwood kraft, mixed, Canada/US	847	853	942	985	1,052	958	1,077	1,125	1,192	1,213	1,152	194	20%

Source: RISI and Cascades.

1	The Cascades Recycled White-Lined Chipboard Selling Price Index is based on published indices and represents an approximation of Cascades' recycled-grade selling prices in Europe. It is weighted by country and has been rebalanced as at January 1, 2018.
2	The Cascades Virgin Coated Duplex Boxboard Selling Price Index is based on published indices and represents an approximation of Cascades' virgin-grade selling prices in Europe. It is weighted by country and has been rebalanced as at January 1, 2018.
3	The Cascades Recovered Paper Index is based on published indices and represents an approximation of Cascades' recovered paper purchase prices in Europe. It is weighted by country, based on the recycled fibre supply mix, and has been rebalanced as at January 1, 2018.

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SENSITIVITY TABLE1

The following table provides a quantitative estimate of the impact that potential changes in the prices of our main products, the costs of certain raw material, energy and the exchange rates may have on Cascades’ annual OIBD, assuming, for each price change, that all other variables remain constant. Estimates are based on Cascades’ 2018 manufacturing and converting external shipments and consumption quantities. It is important to note that this table does not consider the Corporations' use of hedging instruments for risk management. These hedging policies and portfolios (see the “Risk Factors” section) should also be considered in order to fully analyze the Corporation’s sensitivity to the highlighted factors.

Potential indirect sensitivity to the CAN$/US$ exchange rate is not considered in this table. Some of Cascades’ selling prices and raw material costs in Canada are based on U.S. dollar reference prices and costs that are then converted into Canadian dollars. Consequently, fluctuations in the exchange rate may have a direct impact on the value of sales and purchases of Canadian facilities in Canada. However, because it is difficult to measure the precise impact of this fluctuation, we do not take it into consideration in the following table. The impact of the exchange rate on the working capital items and cash positions denominated in currencies other than CAN$ at the Corporations' Canadian units is also excluded. Fluctuations in foreign exchange rates may also impact the translation of the results of our non-Canadian units into CAN$.

	SHIPMENTS/CONSUMPTION ('000 SHORT TONS, '000 MMBTU FOR NATURAL GAS)	INCREASE	OIBD IMPACT (IN MILLIONS OF CAN$)
SELLING PRICE (MANUFACTURING AND CONVERTING)[2]
North America

Containerboard Packaging
Linerboard 42-lb. unbleached kraft, Eastern US	370	US$25/s.t.	13
Corrugating medium 26-lb. semichemical, Eastern US	370	US$25/s.t.	13
Converting products	740	US$25/s.t.	25
	1,480		51
Tissue Papers	630	US$25/s.t.	21
	2,110		72

Europe
Boxboard	1,370	€25/s.t.	54

RAW MATERIAL[2]
Recycled Papers
North America
Brown grades (OCC and others)	1,570	US$15/s.t.	(32)
Groundwood grades (SRP and others)	120	US$15/s.t.	(2)
White grades (SOP and others)	470	US$15/s.t.	(10)
	2,160		(44)
Europe
Brown grades (OCC and others)	970	€15/s.t.	(23)
Groundwood grades (SRP and others)	170	€15/s.t.	(4)
White grades (SOP and others)	130	€15/s.t.	(3)
	1,270		(30)
	3,430		(74)
Virgin pulp
North America	160	US$30/s.t.	(7)
Europe	80	€30/s.t.	(4)
	240		(11)
Natural gas
North America	8,600	US1.00/mmBtu	(12)
Europe	5,400	€1.00/mmBtu	(8)
	14,000		(20)
Exchange rate[3]
Sales less purchases in US$ from Canadian operations		CAN$/US$ 0.01 change	1
U.S. subsidiaries translation		CAN$/US$ 0.01 change	2
European subsidiaries translation		CAN$/€ 0.01 change	1

1 Sensitivity calculated according to 2018 volumes or consumption with year-end closing exchange rate of CAN$/US$ 1.36 and CAN$/€ 1.56, excluding hedging programs and the impact of related expenses such as discounts, commissions on sales and profit-sharing.

2 Based on 2018 external manufacturing and converting shipments, as well as fibre and pulp consumption. Including purchases sourced internally from our recovery and recycling operations.Adjusted to reflect acquisitions, disposals and closures, if needed.

3 As an example, from CAN$/US$ 1.36 to CAN$/US$ 1.37 and from CAN$/€ 1.56 to CAN$/€ 1.57.

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SUPPLEMENTAL INFORMATION ON NON-IFRS MEASURES

SPECIFIC ITEMS

The Corporation incurs some specific items that adversely or positively affect its operating results. We believe it is useful for readers to be aware of these items, as they provide additional information to measure performance, compare the Corporation's results between periods, and assess operating results and liquidity, notwithstanding these specific items. Management believes these specific items are not necessarily reflective of the Corporation's underlying business operations in measuring and comparing its performance and analyzing future trends. Our definition of specific items may differ from those of other corporations, and some of them may arise in the future and may reduce the Corporation's available cash.

They include, but are not limited to, charges for (reversals of) impairment of assets, restructuring gains or costs, loss on refinancing and repurchase of long-term debt, some deferred tax asset provisions or reversals, premiums paid on long-term debt refinancing, gains or losses on the acquisition or sale of a business unit, gains or losses on the share of results of associates and joint ventures, unrealized gains or losses on derivative financial instruments that do not qualify for hedge accounting, unrealized gains or losses on interest rate swaps, foreign exchange gains or losses on long-term debt and financial instruments, specific items of discontinued operations and other significant items of an unusual, non-cash or non-recurring nature.

SPECIFIC ITEMS INCLUDED IN OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION AND NET EARNINGS

The Corporation incurred the following specific items in 2018 and 2017:

GAIN ON ACQUISITIONS, DISPOSALS AND OTHERS

2018

The Containerboard Packaging segment completed the sale of the building and land of its Maspeth plant in NY, USA, and generated a gain of $66 million, net of asset retirement obligations of $2 million. The closure was completed during the year and the segment recorded a $1 million gain following the sale of some equipment.

The Specialty Products segment recorded a gain of $4 million on the acquisition of two moulded pulp plants and a packaging distributor.

2017

The Containerboard Packaging segment sold a piece of land in Ontario, Canada and recorded a gain of $7 million.

The Corporate Activities realized a $1 million gain from the sale of some assets.

INVENTORY ADJUSTMENT RESULTING FROM BUSINESS COMBINATION

2017

During the year, operating results in the Containerboard Packaging segment were negatively impacted by $2 million. This was the result of the inventory acquired at the time of the Greenpac consolidation being recognized at fair value, with no profit recorded on its subsequent sale.

IMPAIRMENT CHARGES (REVERSALS) AND RESTRUCTURING COSTS (GAINS)

2018

Related to the closure of the Maspeth plant in NY, USA, mentioned above, the Containerboard Packaging segment recorded a $3 million charge related to closure provisions and severances, and incurred a $1 million charge related to severances for the closure of two sheet plants in Ontario announced on August 28, 2018.

The Specialty Products segment recorded a gain of $2 million from the dismantling of a building of a plant closed in the previous years.

The Tissue Papers segment reviewed the recoverable value of a few plants and recorded impairment charges of $75 million on assets following sustained production inefficiencies.

5

2017

The Containerboard Packaging segment announced the closure of its New York converting plant and recorded severance expenses totaling $2 million (please refer to the “Significant Facts and Developments” section for more details) and recorded an impairment charge of $11 million on deferred revenues related to a management agreement of Greenpac since the beginning of the mill construction and recorded in “Other assets”. Following the acquisition and consolidation of Greenpac, expected future cash flows related to this asset did not materialize on a consolidated basis.

The Boxboard Europe segment recorded severance costs of $1 million following the restructuring of its sales activities.

The Tissue Papers segment incurred a $2 million impairment charge from the reevaluation of some unused assets and incurred $2 million of restructuring costs following the review of provisions related to the transfer of the converting operations of the Toronto plant to other Tissue segment sites announced in 2016.

The Corporate Activities recorded a $2 million reversal of impairment following the collection of a note receivable that had been written off in previous years. As well, Corporate Activities recorded a severance cost of $1 million following the closure of a sales division.

DERIVATIVE FINANCIAL INSTRUMENTS

In 2018, the Corporation recorded an unrealized loss of $9 million, compared to an unrealized gain of $8 million in 2017, on certain derivative financial instruments not designated for hedge accounting.

LOSS ON REPURCHASE OF LONG-TERM DEBT

In 2017, the Corporation purchased US$200 million of its unsecured senior notes and recorded early repurchase premiums of $11 million and wrote off $3 million of unamortized financing costs related to these notes.

INTEREST RATE SWAPS

In 2018, the Corporation recorded an unrealized gain of $1 million, compared to an unrealized gain of $2 million in 2017, on interest rate swaps, that are included in financing expenses.

FOREIGN EXCHANGE GAIN ON LONG-TERM DEBT AND FINANCIAL INSTRUMENTS

In 2018, the Corporation recorded a loss of $4 million on its US$-denominated debt and related financial instruments, compared to a gain of $23 million in 2017. This is composed of a gain of $1 million in 2018, compared to a gain of $11 million in 2017, on our US$-denominated long-term debt, net of our net investment hedges in the U.S. and Europe and forward exchange contracts designated as hedging instruments, if any. It also includes a loss of $5 million during the year, compared to a gain of $12 million in 2017, on foreign exchange forward contracts not designated for hedge accounting.

FAIR VALUE REVALUATION GAIN ON INVESTMENTS AND SHARE OF RESULTS OF ASSOCIATES AND JOINT VENTURES

2018

The Boxboard Europe segment completed the acquisition of PAC Service S.p.A. and recorded a revaluation gain of $5 million on its previously held interest. This item is presented in line item “Fair value revaluation gain on investments” in the consolidated statement of earnings.

2017

Containerboard

On April 4, 2017, Cascades and its partners in Greenpac Holding LLC (Greenpac) agreed to modify the equity holders' agreement. These modifications enable Cascades to direct decisions about relevant activities. Therefore, from an accounting standpoint, Cascades now has control over Greenpac, which triggers its deemed acquisition and thus fully consolidates Greenpac since April 4, 2017. The Corporation recorded a revaluation gain on previously held interest of $156 million during the year. Consequently to the acquisition, accumulated other comprehensive loss components of Greenpac totaling $4 million and included in our consolidated balance sheet prior to the acquisition were reclassified to net earnings. These two items are presented in line item “Fair value revaluation gain on investments” in the consolidated statement of earnings.

The Corporation also recorded its share of $3 million on an unrealized gain on certain derivative financial instruments not designated for hedge accounting prior to the acquisition of Greenpac.

Boralex

On January 18, 2017, Boralex issued common shares to partly finance the acquisition of the interest of Enercon Canada Inc. in the Niagara Region Wind Farm. As a result, the Corporation's participation in Boralex decreased to 17.37%, which resulted in a dilution gain of $15 million and is included in line item “Share of results of associates and joint ventures” in the consolidated statement of earnings.

6

On March 10, 2017, Boralex announced the appointment of a new Chairman of the Board. This change in Board composition combined with the decrease of our participation discussed above triggered the loss of significant influence of the Corporation over Boralex. Therefore, our investment in Boralex was no longer classified as an associate and considered an available-for-sale financial asset, which is classified in “Other assets.” Consequently, our investment in Boralex was reevaluated at fair value on March 10, 2017, and we recorded a gain of $155 million. At the same time, accumulated other comprehensive loss components of Boralex totaling $10 million and included in our consolidated balance sheet were released to net earnings. These two items are presented in line item “Fair value revaluation gain on investments” in the consolidated statement of earnings. Subsequent fair value revaluation of this investment was recorded in accumulated other comprehensive income.

On July 27, 2017, Cascades announced the sale of all of its shares in Boralex to the Caisse de Dépôt et Placement du Québec for an amount of $288 million. The increase in fair value of $18 million from March 10 to July 27, 2017 recorded in accumulated other comprehensive income, materialized during the year and the Corporation recorded a gain of $18 million in line item “Fair value revaluation gain on investments” in the consolidated statement of earnings.

PROVISION FOR INCOME TAXES

2018

During the year, the Corporation reassessed the probability of recovering unrealized capital losses, resulting in the derecognition of tax assets totalling $8 million.

2017

Following the US tax reform adopted in December 2017, the Corporation revalued the net deferred tax liability of its entities in the USA and recorded a gain of $57 million.

The income tax provision on the Boralex revaluation gain was calculated at the rate of capital gains. Also, consequently with the sale of its participation in Boralex in July 2017, the Corporation has reassessed the probability of recovering unrealized capital losses on long-term debt due to foreign exchange fluctuations. As a result, $6 million of tax assets was derecognized and recorded in the statement of earnings.

In conjunction with the acquisition of Greenpac, the Corporation recorded an income tax recovery of $70 million representing deferred income taxes on its investment prior to the acquisition on April 4, 2017. Also, there was no income tax provision recorded on the gain of $156 million generated by the business combination of Greenpac since it is included in the fair value of assets and liabilities acquired as described in Note 5 of the 2018 audited consolidated financial statements.

RECONCILIATION OF NON-IFRS MEASURES

To provide more information for evaluating the Corporation's performance, the financial information included in this analysis contains certain data that are not performance measures under IFRS (“non-IFRS measures”), which are also calculated on an adjusted basis to exclude specific items. We believe that providing certain key performance measures and non-IFRS measures is useful to both management and investors, as they provide additional information to measure the performance and financial position of the Corporation. It also increases the transparency and clarity of the financial information. The following non-IFRS measures are used in our financial disclosures:

•	Operating income before depreciation and amortization (OIBD): Used to assess operating performance and contribution of each segment when excluding depreciation & amortization. OIBD is widely used by investors as a measure of a corporation's ability to incur and service debt and as an evaluation metric.

•	Adjusted OIBD: Used to assess operating performance and contribution of each segment on a comparable basis.
•	Adjusted operating income: Used to assess operating performance of each segment on a comparable basis.
•	Adjusted net earnings: Used to assess the Corporation's consolidated financial performance on a comparable basis.
•	Adjusted free cash flow: Used to assess the Corporation's capacity to generate cash flows to meet financial obligations and/or discretionary items such as share repurchase, dividend increase and strategic investments.
•	Net debt to adjusted OIBD ratio: Used to measure the Corporation's credit performance and evaluate financial leverage.
•	Net debt to adjusted OIBD ratio on a pro-forma basis: Used to measure the Corporation's credit performance and evaluate the financial leverage on a comparable basis including significant business acquisitions and excluding significant business disposals, if any.

Non-IFRS measures are mainly derived from the consolidated financial statements, but do not have meanings prescribed by IFRS. These measures have limitations as an analytical tool and should not be considered on their own or as a substitute for an analysis of our results as reported under IFRS. In addition, our definitions of non-IFRS measures may differ from those of other corporations. Any such modification or reformulation may be significant.

7

The reconciliation of operating income (loss) to OIBD, to adjusted operating income (loss) and to adjusted OIBD by business segment is as follows:

	2018
(in millions of Canadian dollars)	Containerboard	Boxboard Europe	Specialty Products	Tissue Papers	Corporate Activities	Consolidated
Operating income (loss)	381	60	24	(122)	(113)	230
Depreciation and amortization	89	37	22	64	32	244
Operating income (loss) before depreciation and amortization	470	97	46	(58)	(81)	474
Specific items:
Gain on acquisitions, disposals and others	(67)	—	(4)	—	—	(71)
Impairment charges	—	—	—	75	—	75
Restructuring costs (gain)	4	—	(2)	—	—	2
Unrealized loss on derivative financial instruments	3	—	—	—	6	9
	(60)	—	(6)	75	6	15
Adjusted operating income (loss) before depreciation and amortization	410	97	40	17	(75)	489
Adjusted operating income (loss)	321	60	18	(47)	(107)	245

	2017
(in millions of Canadian dollars)	Containerboard	Boxboard Europe	Specialty Products	Tissue Papers	Corporate Activities	Consolidated
Operating income (loss)	164	34	46	28	(97)	175
Depreciation and amortization	74	33	21	62	25	215
Operating income (loss) before depreciation and amortization	238	67	67	90	(72)	390
Specific items :
Gain on acquisitions, disposals and others	(7)	—	—	—	(1)	(8)
Inventory adjustment resulting from business combination	2	—	—	—	—	2
Impairment charges (reversals)	11	—	—	2	(2)	11
Restructuring costs	2	1	—	2	1	6
Unrealized loss (gain) on derivative financial instruments	1	—	—	—	(9)	(8)
	9	1	—	4	(11)	3
Adjusted operating income (loss) before depreciation and amortization	247	68	67	94	(83)	393
Adjusted operating income (loss)	173	35	46	32	(108)	178

8

Net earnings, as per IFRS, is reconciled below with operating income, adjusted operating income and adjusted operating income before depreciation and amortization:

(in millions of Canadian dollars)	2018	2017
Net earnings attributable to Shareholders for the year	59	507
Net earnings attributable to non-controlling interests	35	15
Provision for (recovery of) income taxes	49	(81)
Fair value revaluation gain on investments	(5)	(315)
Share of results of associates and joint ventures	(11)	(39)
Foreign exchange loss (gain) on long-term debt and financial instruments	4	(23)
Financing expense and interest expense on employee future benefits and other liabilities	99	111
Operating income	230	175
Specific items:
Gain on acquisitions, disposals and others	(71)	(8)
Inventory adjustment resulting from business combination	—	2
Impairment charges	75	11
Restructuring costs	2	6
Unrealized loss (gain) on derivative financial instruments	9	(8)
	15	3
Adjusted operating income	245	178
Depreciation and amortization	244	215
Adjusted operating income before depreciation and amortization	489	393

The following table reconciles net earnings and net earnings per share, as per IFRS, with adjusted net earnings and adjusted net earnings per share:

	NET EARNINGS		NET EARNINGS PER SHARE[1]
(in millions of Canadian dollars, except amount per share)	2018	2017	2018	2017
As per IFRS	59	507	$0.62	$5.35
Specific items:
Gain on acquisitions, disposals and others	(71)	(8)	$(0.55)	$(0.06)
Inventory adjustment resulting from business combination	—	2	—	$0.01
Impairment charges	75	11	$0.60	$0.08
Restructuring costs	2	6	$0.02	$0.05
Unrealized loss (gain) on derivative financial instruments	9	(8)	$0.07	$(0.07)
Loss on refinancing of long-term debt	—	14	—	$0.10
Unrealized gain on interest rate swaps	(1)	(2)	$(0.01)	$(0.01)
Foreign exchange loss (gain) on long-term debt and financial instruments	4	(23)	$0.03	$(0.21)
Fair value revaluation gain on investments	(5)	(315)	$(0.03)	$(3.85)
Share of results of associates and joint ventures	—	(18)	—	$(0.15)
Tax effect on specific items, other tax adjustments and attributable to non-controlling interests[1]	7	(98)	$0.08	$(0.52)
	20	(439)	$0.21	$(4.63)
Adjusted	79	68	$0.83	$0.72

1 Specific amounts per share are calculated on an after-tax basis and are net of the portion attributable to non-controlling interests. Per share amounts in line item “Tax effect on specific items, other tax adjustments and attributable to non-controlling interests” only include the effect of tax adjustments. Please refer to “Provision for income taxes” above in this section for more details.

9

The following table reconciles cash flow from operating activities with operating income and operating income before depreciation and amortization:

(in millions of Canadian dollars)	2018	2017
Cash flow from operating activities	373	173
Changes in non-cash working capital components	(12)	87
Depreciation and amortization	(244)	(215)
Net income taxes paid	11	10
Net financing expense paid	107	99
Premium paid on long-term debt refinancing	—	11
Gain on acquisitions, disposals and others	71	8
Impairment charges and restructuring costs	(77)	(11)
Unrealized gain (loss) on derivative financial instruments	(9)	8
Dividend received, employee future benefits and others	10	5
Operating income	230	175
Depreciation and amortization	244	215
Operating income before depreciation and amortization	474	390

The following table reconciles cash flow from operating activities with cash flow from operating activities (excluding changes in non-cash working capital components) and adjusted cash flow from operating activities. It also reconciles adjusted cash flow from operating activities to adjusted free cash flow, which is also calculated on a per share basis:

(in millions of Canadian dollars, except amount per share or as otherwise mentioned)	2018	2017
Cash flow from operating activities	373	173
Changes in non-cash working capital components	(12)	87
Cash flow from operating activities (excluding changes in non-cash working capital components)	361	260
Specific items, net of current income taxes if applicable:
Restructuring costs	—	6
Premium paid on long-term debt refinancing	—	11
Adjusted cash flow from operating activities	361	277
Capital expenditures, other assets[1] and capital lease payments, net of disposals of $85 million in 2018	(276)	(205)
Dividends paid to the Corporation's Shareholders and to non-controlling interests	(31)	(20)
Adjusted free cash flow	54	52
Adjusted free cash flow per share	$0.57	$0.56
Weighted average basic number of shares outstanding	94,570,924	94,680,598

1 Excluding increase in investments

The following table reconciles total debt and net debt with the ratio of net debt to adjusted operating income before depreciation and amortization (adjusted OIBD):

(in millions of Canadian dollars)	December 31, 2018	December 31, 2017
Long-term debt	1,821	1,517
Current portion of long-term debt	55	59
Bank loans and advances	16	35
Total debt	1,892	1,611
Less: Cash and cash equivalents	123	89
Net debt	1,769	1,522
Adjusted OIBD (last twelve months)	489	393
Net debt / Adjusted OIBD ratio	3.6	3.9
Net debt / Adjusted OIBD ratio on a pro-forma basis[1]	3.5	3.6

1 Pro-forma adjusted OIBD of $505 million for 2018 and $422 million for 2017 to include business acquisitions on a last twelve months basis.

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MANAGEMENT'S DISCUSSION & ANALYSIS

FINANCIAL OVERVIEW - 2017

Results for the year reflected strong sales driven by year-over-year increases in shipments for the Boxboard Europe segment and higher average selling prices from all three packaging segments on a same plant basis. Beginning in the second quarter, the consolidation of Greenpac benefited both sales and operating income levels. However, a sharp increase in raw material costs impacted the performance of all our segments, the effects of which were partially offset by the corresponding stronger results generated by our Recovery and Recycling activities. Results from our Tissue segment included costs related to the start-up of the new converting plant on the West Coast of the US, as well as additional costs related to new branding and repositioning efforts of its product lines. Increased capacity in the Tissue market also had a negative impact on shipments. Finally, ERP implementation and business process optimization initiatives at the corporate level also required a higher level of resources during 2017 compared to 2016.

FINANCIAL OVERVIEW - 2018

Results for the year 2018 reflect strong sales levels in the Containerboard Packaging, Tissue Papers and European Boxboard segments. On a consolidated basis, sales increased by $328 million to reach $4,649 million in 2018, compared to $4,321 million in 2017. This reflects business acquisitions in the Boxboard Europe and Specialty Products segments, and improvements in both sales mix and selling price in all segments. Excluding acquisitions, volumes were below prior-year levels in all three packaging businesses, however these were offset to a large degree by a notable volume increase generated by the Tissue segment. While a more favourable exchange rate contributed to stronger results for Europe Boxboard, the Specialty Products' recovery sub-segment generated lower sales as a result of the decrease in brown grade recycled fibre costs.

Operating income before depreciation and amortization (OIBD) reflects strong results in both the Containerboard Packaging and European Boxboard business segments. This was offset by lower results from the Tissue Papers segment, where performance continued to be negatively impacted by elevated costs for virgin pulp and recycled white paper grades, newly added market capacity, and higher logistics and sub-contracting costs, in addition to production inefficiencies in some units. Results in the Specialty Products segment were below prior-year levels largely due to the negative impact of lower brown recycled fibre pricing on the performance of the recovery sub-segment, in addition to higher production costs. Finally, Corporate Activities cost levels decreased year-over-year, as efforts in 2018 were migrated toward optimizing the ERP and business process initiatives that were implemented in 2017.

The following graphics show the breakdown of sales, before inter-segment eliminations, operating income before depreciation and amortization (loss) and adjusted operating income before depreciation and amortization by business segment:

SALES BREAKDOWN[1]	OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION BREAKDOWN[2,3]	ADJUSTED OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION BREAKDOWN[2,3]

Containerboard Packaging	Tissue papers	Boxboard Europe	Specialty Products

1 Excluding inter-segment sales and Corporate activities.

2 Excluding Corporate activities.

3 Please refer to the “Supplemental Information on Non-IFRS Measures” section for a complete reconciliation.

11

For 2018, the Corporation posted net earnings of $59 million, or $0.62 per share, compared to net earnings of $507 million, or $5.35 per share in 2017. On an adjusted basis, discussed in detail in the “Supplemental Information on Non-IFRS Measures” section, the Corporation generated net earnings of $79 million during 2018, or $0.83 per share, compared to net earnings of $68 million or $0.72 per share in 2017. The Corporation recorded an operating income before depreciation and amortization of $474 million during the year, compared to $390 million in 2017. On an adjusted basis, operating income before depreciation and amortization stood at $489 million during the year, compared to $393 million in 2017 (see the “Supplemental Information on Non-IFRS Measures” section for reconciliation of these amounts).

The $4.73 decrease in net earnings per share in 2018, compared to 2017, can be explained by the following factors:

(in Canadian dollars)
Change in specific items (see reconciliation in the ''Supplemental Information on Non-IFRS Measures'' section)	$(4.84)
Change in net earnings from operating activities normalized at a 26% income tax rate	$0.52
Change in tax provision - Other items	$0.04
Change in share of results of associates and joint ventures	$(0.24)
Change in non-controlling interest	$(0.21)
Decrease in net earnings per share	$(4.73)

FORWARD-LOOKING STATEMENTS

The following document is the quarterly financial report and Management’s Discussion and Analysis (“MD&A”) of the operating results and financial position of Cascades Inc. (“Cascades” or “the Corporation”), and should be read in conjunction with the Corporation's consolidated financial statements and accompanying notes for the years ended December 31, 2018 and 2017. Information contained herein includes any significant developments as at February 27, 2019, the date on which the MD&A was approved by the Corporation’s Board of Directors. For additional information, readers are referred to the Corporation’s Annual Information Form (“AIF”), which is published separately. Additional information relating to the Corporation is also available on SEDAR at www.sedar.com.

The financial information contained herein, including tabular amounts, is expressed in Canadian dollars, unless otherwise specified, and is prepared in accordance with International Financial Reporting Standards (IFRS), unless otherwise specified. Unless otherwise specified or if required by context, the terms “we”, “our” and “us” refer to Cascades Inc. and all of its subsidiaries, joint ventures and associates.

This MD&A is intended to provide readers with information that Management believes is necessary for an understanding of Cascades' current results and to assess the Corporation's future prospects. Consequently, certain statements herein, including statements regarding future results and performance, are forward-looking statements within the meaning of securities legislation, based on current expectations. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions, decreases in demand for the Corporation's products, prices and availability of raw material, changes in relative values of certain currencies, fluctuations in selling prices, and adverse changes in general market and industry conditions. Cascades disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities regulations. This MD&A also includes price indices, as well as variance and sensitivity analysis that are intended to provide the reader with a better understanding of the trends with respect to our business activities. These items are based on the best estimates available to the Corporation.

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KEY PERFORMANCE INDICATORS

We use several key performance indicators to monitor our action plan and analyze the progress we are making toward achieving our long-term objectives. These include the following:

	2016	2017					2018
	TOTAL	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
OPERATIONAL
Total shipments (in '000 s.t.)[1]
Packaging Products
Containerboard	1,138	285	375	369	372	1,401	352	385	370	368	1,475
Boxboard Europe	1,066	296	283	271	270	1,120	298	276	259	292	1,125
	2,204	581	658	640	642	2,521	650	661	629	660	2,600
Tissue Papers	608	139	151	157	146	593	149	163	164	149	625
Total	2,812	720	809	797	788	3,114	799	824	793	809	3,225

Integration rate[2]
Containerboard	53%	51%	51%	55%	52%	53%	56%	56%	56%	58%	57%
Tissue Papers	68%	71%	69%	67%	66%	68%	67%	68%	71%	75%	70%

Manufacturing capacity utilization rate[3]
Packaging Products
Containerboard	93%	96%	94%	91%	92%	93%	89%	100%	92%	93%	93%
Boxboard Europe	92%	102%	98%	94%	93%	97%	103%	96%	90%	90%	94%
Tissue Papers	88%	86%	89%	90%	84%	87%	88%	92%	92%	87%	90%
Consolidated total	92%	96%	95%	92%	91%	93%	94%	97%	91%	90%	93%
FINANCIAL
Return on assets[4]
Packaging Products
Containerboard	17%	16%	14%	13%	14%	14%	14%	16%	18%	20%	20%
Boxboard Europe	10%	10%	10%	11%	12%	12%	14%	15%	16%	15%	15%
Specialty Products	20%	20%	21%	19%	18%	18%	15%	12%	11%	10%	10%
Tissue Papers	16%	15%	14%	12%	10%	10%	9%	6%	4%	2%	2%
Consolidated return on assets	10.8%	9.8%	9.1%	8.9%	9.2%	9.2%	9.5%	10.2%	10.7%	10.6%	10.6%
Return on capital employed[5]	5.2%	4.5%	3.9%	3.7%	3.7%	3.7%	3.9%	4.4%	4.7%	4.6%	4.6%

Working capital[6]
In millions of $, at end of period	309	385	429	474	442	442	513	506	464	455	455
As a percentage of sales[7]	10.6%	10.2%	9.9%	9.9%	10.1%	10.1%	10.5%	10.8%	10.7%	10.6%	10.6%

1	Shipments do not take into account the elimination of business sector inter-segment shipments. Starting in Q2 2017, including Greenpac. Shipments from our Specialty Products segment are not presented as they use different units of measure.
2	Defined as: Percentage of manufacturing shipments transferred to our converting operations. Starting in Q2 2017, including Greenpac and its sales to its partners which are mostly under contractual agreements.
3	Defined as: Manufacturing internal and external shipments/practical capacity. Excluding Specialty Products segment manufacturing activities. Starting in Q2 2017, including Greenpac.
4	Return on assets is a non-IFRS measure defined as the last twelve months' (“LTM”) adjusted OIBD/LTM quarterly average of total assets less cash and cash equivalents. Including Greenpac on a consolidated basis starting in Q2 2017.
5	Return on capital employed is a non-IFRS measure and is defined as the after-tax (30%) amount of the LTM adjusted operating income, including our share of core associates and joint ventures, divided by the LTM quarterly average of capital employed. Capital employed is defined as the quarterly total average assets less trade and other payables and cash and cash equivalents. Including Greenpac as an associate up to Q1 2017 and on a consolidated basis starting in Q2 2017.
6	Working capital includes accounts receivable (excluding the short-term portion of other assets) plus inventories less trade and other payables. Starting in Q2 2017, including Greenpac.
7	Percentage of sales = Average LTM working capital/LTM sales. It includes or excludes significant business acquisitions and disposals. Starting in Q2 2017, including Greenpac.

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HISTORICAL FINANCIAL INFORMATION

	2016	2017					2018
(in millions of Canadian dollars, unless otherwise noted)	TOTAL	Q1	Q2[2]	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
Sales
Packaging Products
Containerboard	1,370	346	428	438	440	1,652	421	475	472	472	1,840
Boxboard Europe	796	211	213	202	212	838	246	232	210	245	933
Specialty Products	620	173	188	181	161	703	159	164	164	172	659
Inter-segment sales	(61)	(22)	(27)	(32)	(24)	(105)	(24)	(23)	(21)	(21)	(89)
	2,725	708	802	789	789	3,088	802	848	825	868	3,343
Tissue Papers	1,305	306	338	323	301	1,268	305	343	364	340	1,352
Inter-segment sales and Corporate activities	(29)	(8)	(10)	(9)	(8)	(35)	(9)	(11)	(14)	(12)	(46)
Total	4,001	1,006	1,130	1,103	1,082	4,321	1,098	1,180	1,175	1,196	4,649
Operating income (loss)
Packaging Products
Containerboard	158	33	30	50	51	164	121	82	94	84	381
Boxboard Europe	19	5	13	5	11	34	19	22	10	9	60
Specialty Products	51	13	14	10	9	46	2	4	9	9	24
	228	51	57	65	71	244	142	108	113	102	465
Tissue Papers	75	8	17	9	(6)	28	(2)	(9)	(11)	(100)	(122)
Corporate activities	(82)	(28)	(26)	(23)	(20)	(97)	(28)	(26)	(24)	(35)	(113)
Total	221	31	48	51	45	175	112	73	78	(33)	230
Adjusted OIBD[1]
Packaging Products
Containerboard	216	45	56	72	74	247	77	105	117	111	410
Boxboard Europe	53	14	21	14	19	68	28	30	19	20	97
Specialty Products	65	18	20	15	14	67	7	9	14	10	40
	334	77	97	101	107	382	112	144	150	141	547
Tissue Papers	150	23	35	24	12	94	13	7	5	(8)	17
Corporate activities	(81)	(25)	(25)	(19)	(14)	(83)	(20)	(17)	(18)	(20)	(75)
Total	403	75	107	106	105	393	105	134	137	113	489
Net earnings (loss)	135	161	256	33	57	507	61	27	36	(65)	59
Adjusted[1]	114	12	24	19	13	68	12	29	38	—	79
Net earnings (loss) per share (in dollars)
Basic	$1.42	$1.70	$2.70	$0.35	$0.60	$5.35	$0.65	$0.28	$0.38	$(0.69)	$0.62
Diluted	$1.39	$1.66	$2.61	$0.34	$0.58	$5.19	$0.63	$0.27	$0.37	$(0.69)	$0.58
Basic, adjusted[1]	$1.21	$0.13	$0.25	$0.20	$0.14	$0.72	$0.13	$0.30	$0.40	$—	$0.83

Cash flow from operating activities (excluding changes in non-cash working capital components)	316	33	89	61	77	260	69	111	92	89	361
Net debt[1]	1,532	1,617	1,780	1,469	1,522	1,522	1,534	1,586	1,573	1,769	1,769

1	Please refer to the “Supplemental Information on Non-IFRS Measures” section for reconciliation of these figures.
2	Including Greenpac on a consolidated basis starting in Q2 2017. The purchase price allocation of Greenpac was finalized during the third quarter of 2017. The preliminary estimated deemed consideration of $371 million was revised to $304 million. This change impacted the calculation of the gain on the deemed disposal of the previously held interest and goodwill allocated in the purchase price determination for an amount of $67 million. Adjustments to the preliminary purchase price allocation were recorded retrospectively to the acquisition date as required by IFRS 3. Net earnings per share disclosed in the second quarter were consequently adjusted to $2.70 per share from $3.41 per share.

14

BUSINESS HIGHLIGHTS

From time to time, the Corporation enters into transactions to optimize its asset base and streamline its cost structure. The following transactions should be taken into consideration when reviewing the overall and segmented analysis of the Corporation's 2018 and 2017 results.

BUSINESS START UP, ACQUISITION, DISPOSAL AND CLOSURE

CONTAINERBOARD PACKAGING

•	On August 28, 2018, the Corporation announced plans to close two corrugated sheet plants located in Barrie and Peterborough, Ontario, Canada, as part of its ongoing efforts to reorganize and optimize its corrugated packaging platform in Ontario. The two plants were closed on November 30, 2018.

•	In May 2018, the Corporation started operating its new containerboard converting plant located in Piscataway, NJ, USA. The facility is ramping up as planned while we continue the consolidation of our packaging activities in the Northeastern United States.

•	On December 4, 2017, the Corporation announced that it had acquired three converting plants from the Coyle Group in Ontario, Canada, to strengthen its position in the containerboard packaging sector.

•	On April 5, 2017, the Corporation announced that results from the Greenpac Mill LLC (Greenpac) would be consolidated with those of the Corporation beginning April 4, 2017.

BOXBOARD EUROPE

•	On October 31, 2018, the Corporation's subsidiary, Reno de Medici, announced the closing of the 100% acquisition of Barcelona Cartonboard S.A.U., a Spanish company ranked seventh in Europe for coated cartonboard production.

•	On January 1, 2018, the Corporation, through its 57.8% equity ownership in Reno de Medici S.p.A. at that time, acquired 66.67% of PAC Service S.p.A. (PAC Service), a boxboard converter for the packaging, publishing, cosmetics and food industries. The Corporation already had a 33.33% equity participation in PAC Service before the transaction.

SPECIALTY PRODUCTS

•	On December 6, 2018, the Corporation acquired the Urban Forest Products and Clarion Packaging plants respectively located in Brook, Indiana, and Clarion, Iowa; two of the top three egg-producing states in the U.S, which will allow us to double our production capacity of ecological packaging manufactured in moulded pulp. The Corporation also acquired a majority interest in Falcon Packaging, a leader in the distribution of egg packaging.

TISSUE PAPERS

•	In the beginning of 2017, the Corporation successfully began production at its new tissue converting facility in Scappoose, Oregon, that houses three new state-of-the-art converting lines. The plant manufactures virgin and recycled bathroom tissue products and paper hand towels for the Cascades Pro brand (Away-from-Home market). The plant is supplied by the Corporation's tissue paper plant located 12 kilometres away in St. Helens.

15

SIGNIFICANT FACTS AND DEVELOPMENTS

•	On December 21, 2018, the Corporation announced that it has increased its authorized credit facility to approximately CAN$1 billion to incorporate the addition of a US$175 million seven-year term loan. The term loan provides the Company with increased financial flexibility and will reduce financing costs.

•	On July 26, 2018, the Corporation announced the acquisition of the White Birch Bear Island manufacturing facility in Virginia, USA, for a cash consideration of US$34 million ($45 million). The newsprint paper machine presently located on the site will be reconfigured to produce high quality recycled lightweight linerboard and medium for the North American market, subject to the approval of the board of directors. The new machine is expected to have an annual production capacity of 400,000 tons. As presently contemplated, the conversion would require an estimated investment of between US$275 million and US$300 million, with production expected to begin in 2021. Additional details of the project will be provided once the project plans have been finalized and approved.

•	On June 29, 2018, the Corporation entered into an agreement with its lenders to extend and amend its existing $750 million credit facility. The amendment extends the term of the facility to July 2022. The financial conditions remain unchanged.

•	On January 31, 2018, the Corporation completed the sale of the building and land of its Maspeth plant in New York, USA, for US$69 million ($86 million), net of transaction fees[1].

•	On December 12, 2017, the Corporation announced the results of tender offers and proceeded with the purchase of US$150 million of its 5.50% unsecured senior notes due 2022 and US$50 million of its 5.75% unsecured senior notes due 2023.

•	On March 21, 2017, the Corporation acquired 23% of Containerboard Partners (Ontario) Inc. for a consideration of US$12 million ($16 million). This company is a member of Greenpac Holding LLC, of which it owns 12.1%. On November 30, 2017, the Corporation acquired an additional 30% of Containerboard Partners (Ontario) Inc. for a consideration of $19 million. These transactions add an indirect participation of 6.4% in Greenpac Holding LLC bringing total ownership to 66.1%.

•	On July 27, 2017, the Corporation announced the sale of its 17.3% equity holding in Boralex to the Caisse de Dépôt et Placement du Québec for $288 million.

1 Please refer to Note 24 of the 2018 audited consolidated financial statements for more details.

16

FINANCIAL RESULTS FOR THE YEAR ENDED DECEMBER 31, 2018, COMPARED TO THE YEAR ENDED DECEMBER 31, 2017

SALES

Sales increased by $328 million, or 8%, to reach $4,649 million in 2018, compared to $4,321 million in 2017. The increase was mainly due to higher average selling prices in all segments and the 4% average depreciation of the Canadian dollar compared to the euro. The acquisition of Greenpac in the second quarter last year, the addition of three containerboard converting plants in Ontario at the end of 2017, the early 2018 acquisition of PAC Service and late 2018 acquisition of Barcelona Cartonboard in Europe, and the moulded pulp U.S. acquisition in the Specialty products segment also contributed to the sales increase as did higher volume in the Tissue papers segment. Partially offsetting these benefits were lower sales from our Recovery and Recycling activities, attributable to lower pricing of recycled brown grades, as well as lower volumes on a same plant basis for the Boxboard Europe and Containerboard segments.

Sales by geographic segment are as follows:

The main variances in sales in 2018, compared to 2017, are shown below (in $M):

1 For variance analysis purposes, adjusted to include Greenpac in Q1-2017 on a pro-forma basis.

17

OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION (OIBD)

The Corporation generated OIBD of $474 million in 2018, compared to $390 million in 2017, an increase of $84 million. Excluding specific items, the improvement was mainly driven by higher sales and lower brown recycled fibre costs for our Containerboard Packaging and Boxboard Europe segments. However, higher prices of virgin pulp and white recycled fibre grades negatively impacted the results of the Tissue Papers segment. Lower contribution from Recovery and Recycling activities, increased energy costs mainly in Boxboard Europe, and higher freight costs in all North American segments also negatively impacted OIBD.

Adjusted operating income before depreciation and amortization1 was $489 million in 2018 compared to $393 million in 2017.

The main variances in operating income before depreciation and amortization in 2018, compared to 2017, are shown below (in $M):

Adjusted OIBD	Please refer to the “Supplemental Information on Non-IFRS Measures” section for reconciliation of these figures.
Raw material (OIBD)	The impacts of these estimated costs are based on production costs per unit shipped externally or inter-segment, which are affected by yield, product mix changes, inbound freight costs and purchase and transfer prices. In addition to market pulp and recycled fibre, these costs include purchases of external boards and parent rolls for the converting sector, and other raw material such as plastic and wood chips.
F/X CAN$ (OIBD)	The estimated impact of the exchange rate is based on the Corporation's Canadian export sales less purchases, denominated in US$, that are impacted by exchange rate fluctuations and by the translation of our non-Canadian subsidiaries OIBD into CAN$. It also includes the impact of exchange rate fluctuations on the Corporation's Canadian units in currency other than the CAN$ working capital items and cash positions, as well as our hedging transactions. It excludes indirect sensitivity (please refer to the “Sensitivity Table” section for further details).
Other production costs (OIBD)	These costs include the impact of variable and fixed costs based on production costs per unit shipped externally, which are affected by downtime, efficiency and product mix changes.
Recovery and Recycling activities (Sales and OIBD)	While this sub-segment is integrated within the other segments of the Corporation, any variation in the results of Recovery and Recycling of the Specialty Products segment are presented separately and on a global basis in the charts.

The analysis of variances in segment operating income before depreciation and amortization appears within each business segment review (please refer to the “Business Segment Review” section for more details).

1 Please refer to the “Supplemental Information on Non-IFRS Measures” section for reconciliation of these figures.

2 For variance analysis purposes, adjusted to include Greenpac in Q1-2017 on a pro-forma basis.

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BUSINESS SEGMENT REVIEW

PACKAGING PRODUCTS - CONTAINERBOARD

Our Industry

U.S. containerboard industry production and capacity utilization rate [1]	U.S. containerboard inventories at box plants and mills [2]
Total U.S.containerboard production increased slightly by 2% in 2018, due to favourable market conditions in part driven by e-commerce. The industry's capacity utilization rate decreased to 96.9% in 2018 from 97.6% in 2017.	The average inventory level increased by 5% in 2018, as sales to export markets experienced some downward pressure in the second half of the year, leading to higher domestic inventory levels. The number of weeks of supply in inventory averaged 3.9 for the year.

U.S corrugated box industry shipments [2]	Canadian corrugated box industry shipments [3]
Total U.S. corrugated box shipments increased by 2% in 2018 compared to 2017. This reflects continued strength in the economic environment and manufacturing activity, and the growing importance of e-commerce.	Canadian corrugated box shipments increased for a fifth consecutive year. Favourable market conditions explain the 4% year-over-year increase in 2018 compared to 2017.

Reference prices - containerboard [1]	Reference prices - recovered papers (brown grade) [1]
Following the implementation of a price increase in October 2016, containerboard producers successfully implemented an additional US$50 per short ton price increase on linerboard and corrugating medium prices in April, 2017, following strong supply and demand fundamentals and e-commerce trends. This was followed by a subsequent US$30 per short ton corrugating medium price increase later in the year. In March 2018, an additional price increase of US$50 per short ton on linerboard and corrugating medium was implemented. As a result, 2018 reference prices for linerboard and corrugating medium increased by 8% and 12%, respectively, compared to 2017.	The average reference price of old corrugated containers no.11 ("OCC") decreased by 46% in 2018 compared to 2017. In the first quarter of 2017, index prices surged due to strong domestic and foreign demand. This was followed by a sharp decrease in index prices in October following China's restriction on recovered paper import permits, which led to an increase in domestic supply, and resulted in a sharp decline in prices during 2018.

1 Source: RISI

2 Source: Fibre Box Association

3 Source: Canadian Corrugated and Containerboard Association

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Our Performance

The main variances1 in sales and operating income before depreciation and amortization for the Containerboard Packaging segment in 2018, compared to 2017, are shown below:

1 For definitions of certain sales and operating income before depreciation and amortization (OIBD) variation categories, please refer to the "Financial results for the year ended December 31, 2018, compared to the year ended December 31, 2017" for more details.

2 For variance analysis purposes, adjusted to include Greenpac in Q1 2017 on a pro-forma basis.

The Corporation incurred certain specific items in 2018 and 2017 that adversely or positively affected its operating results. Please refer to the “Supplemental Information for Non-IFRS Measures” section for reconciliations and details.

20

2017 As reported	2018	Change in %

Shipments[1] ('000 s.t.)		5%
1,401	1,475

Average Selling Price
(CAN$/unit)
1,179	1,247	6%
		—

Sales ($M)		11%
1,652	1,840

OIBD[1] ($M)
(as reported)
238	470	97%
% of sales
14%	26%

(adjusted)[1]
247	410	66%
% of sales
15%	22%

Operating income ($M)
(as reported)
164	381	132%

(adjusted)[1]		86%
173	321

1 Please refer to the “Supplemental Information on Non-IFRS Measures” section for reconciliation of these figures.

2 Shipments do not take into account the elimination of business sector inter-segment shipments. Including 12.9 billion square feet in 2018 compared to 12.5 billion square feet in 2017.

3 Up to Q1 2017, the Corporation's interest in Greenpac was recorded under the equity method. All transactions were therefore accounted for as external.

4 Including sales to other partners in Greenpac.

Shipments increased by 74,000 s.t., or 5%, in 2018. This reflects a 46,000 s.t. increase in external shipments from our containerboard mills. The inclusion of Greenpac for the full year in 2018 compared to only nine months in 2017 contributed to this increase. However, this was partly offset by lower production in several mills in the first two months of 2018 due to mechanical issues which were resolved by the end of the first quarter. Additional machine downtime decreased shipments by approximately 15,000 s.t. compared to last year. On the converting side, shipments increased by 4%, which includes the three Ontario sheet plants acquired in the fourth quarter of 2017.

Mills external shipments decreased by 49,000 s.t., or 6%, in 2018, when including Greenpac on a pro-forma basis, for the full year in 2017. The mill integration rate4 reached 57% in 2018, up from 53% in 2017, reflecting higher integration. Including sales to associates, the integration rate was 76% compared to 64% last year.

The higher selling price denominated in Canadian dollars reflects increases of $73 per s.t., or 10%, for parent rolls, and $73 per s.t., or 5%, for converted products.

Sales increased by $188 million, or 11%, with the 2017 business acquisitions (including Greenpac) completed in the prior year contributing $132 million in 2018. When including Greenpac for the full year in both periods, sales increased by $119 million, or 7%, compared to last year. The higher average selling price and a favourable mix of products sold added $111 million to sales. The lower volumes negatively impacted sales by $54 million.

Operating income before depreciation and amortization (OIBD) increased by $232 million, or 97% during the year, compared to last year. This increase includes a gain of $66 million on the sale of our NY facility assets in the first quarter of 2018. Including Greenpac on a pro-forma basis in both periods, the remainder of the increase is mainly explained by the $111 million positive impact from the higher average selling price and more favourable mix. Prices of brown recycled fibre grades decreased, adding $118 million to OIBD. These favourable impacts were partly offset by higher freight costs and by lower comparable volume that subtracted, respectively, $23 million and $19 million from OIBD. Higher energy costs negatively impacted results by $4 million. In addition, operational costs subtracted another $42 million from OIBD. Specifically, additional labour and warehousing costs related to inventory management, as well as some manufacturing production inefficiencies negatively impacted results. Other variances added $4 million to OIBD.

The segment incurred some specific items1 in 2018 and 2017 that affected OIBD. Adjusted OIBD1 reached $410 million in 2018, compared to $247 million in 2017.

Finally, the Corporation's results for the first quarter of 2017 included its share of results of its then associate Greenpac3 Mill (59.7%) prior to the consolidation announced on April 5, 2017. In the first quarter of 2017, our share of results of Greenpac stood at $7 million.

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PACKAGING PRODUCTS - BOXBOARD EUROPE

Our Industry

European industry order inflow of coated boxboard 1

In Europe, order inflows of white-lined chipboard reflected ongoing solid demand throughout 2018, but decreased by 3% from the very strong levels in 2017. Specifically, industry orders were approximately 3.2 million tonnes in 2018. The folding boxboard industry similarly experienced a strong year, with order inflows of approximately 2.3 million tonnes in 2018. This represented an increase of approximately 1%, and followed the very strong 11% increase in 2017.

Coated recycled boxboard industry's order inflow from Europe (White-lined chipboard (WLC) - 5-week weekly moving average)	Coated virgin boxboard industry's order inflow from Europe (Folding boxboard (FBB) - 5-week weekly moving average)

Reference prices - boxboard in Europe [2]	Reference prices - recovered papers in Europe [2]
White-lined chipboard prices remained stable in Western European countries in 2018 compared to 2017. Folding boxboard prices increased by 4% throughout the year.	Recovered paper prices strongly decreased in 2018 compared to 2017, following China's restriction on recovered paper import permits. As a result, the recovered paper reference index in Europe decreased 26% in 2018 compared to 2017, primarily due to the significant decreases in brown grades.

1 Source: CEPI Cartonboard

2 Source: RISI

3 The Cascades recycled white-lined chipboard selling prices index represents an approximation of Cascades’ recycled grade selling prices in Europe. It is weighted by country. For each country, we use an average of PPI Europe prices for white-lined chipboard.

4 The Cascades virgin coated duplex boxboard selling prices index represents an approximation of Cascades’ virgin grade selling prices in Europe. It is weighted by country. For each country, we use an average of PPI Europe prices for coated duplex boxboard.

5 The recovered paper index represents an approximation of Cascades’ recovered paper purchase prices in Europe. It is weighted by country. For each country, we use an average of PPI Europe prices for recovered papers. This index should only be used as a trend indicator and may differ from our actual purchasing costs and our purchase mix.

22

Our Performance

The main variances1 in sales and operating income before depreciation and amortization for the Boxboard Europe segment in 2018, compared to 2017, are shown below:

1 For definitions of certain sales and operating income before depreciation and amortization (OIBD) variation categories, please refer to the "Financial results for the year ended December 31, 2018, compared to the year ended December 31, 2017" for more details.

The Corporation incurred certain specific items in 2018 and 2017 that adversely or positively affected its operating results. Please refer to the “Supplemental Information for Non-IFRS Measures” section for reconciliations and details.

23

2017	2018	Change in %

Shipments[2] ('000 s.t.)		—
1,120	1,125

Average Selling Price[3]
(CAN$/unit)
748	820	10%
(euro€/unit)
511	536	5%

Sales ($M)		11%
838	933

OIBD[1] ($M)
(as reported)
67	97	45%
% of sales
8%	10%

(adjusted)[1]
68	97	43%
% of sales
8%	10%

Operating income ($M)
(as reported)
34	60	76%

(adjusted)[1]		71%
35	60

1 Please refer to the “Supplemental Information on Non-IFRS Measures” section for reconciliation of these figures.

2 Shipments do not take into account the elimination of business sector inter-segment shipments.

3 Average selling price is a weighted average of virgin, recycled and converted boxboard shipments only.

External recycled boxboard shipments decreased by 14,000 s.t., or 1%, in 2018 compared to 2017. This reflects lower volumes and an increased integration level with the recently acquired PAC Service. On the other hand, the acquisition of Barcelona Cartonboard positively impacted shipments for 31,000 s.t. while the addition of PAC service contributed another 23,000 s.t. (please refer to "Business Highlights" section for more details). Shipments of virgin boxboard decreased by 4,000 s.t., or 3%.

The average selling price increased in both euro and Canadian dollars year-over-year. This reflects the 4% average year-over-year depreciation of the Canadian dollar compared to the euro, in addition to sales price increases that were implemented for several products and the higher priced shipments from PAC Service. Compared to 2017, the average 2018 selling price of recycled boxboard activities increased by €15, or 3%, while the average selling price of virgin boxboard activities increased by €33, or 5%.

The increase in sales reflects the year-over-year 4% average depreciation of the Canadian dollar against the euro and the higher average selling price which, respectively, added $39 million and $28 million to sales. As well, the first quarter acquisition of PAC Service and subsequent fourth quarter acquisition of Barcelona Cartonboard contributed $57 million to sales in 2018. Conversely, lower volumes, on a same plant basis, reduced sales by $29 million.

Operating income before depreciation and amortization (OIBD) increased by $30 million year-over-year in 2018. This reflects lower raw material prices, which added $21 million, and the higher average selling price, which contributed $28 million. The weaker Canadian dollar also benefited OIBD by $6 million. Conversely, higher natural gas prices partly offset the increases, subtracting $18 million from OIBD.

The segment incurred a specific item1 in 2017 that affected its OIBD. Adjusted OIBD1 was $97 million in 2018, compared to $68 million in 2017.

24

PACKAGING PRODUCTS - SPECIALTY PRODUCTS

Our Industry

Reference prices - uncoated recycled boxboard [1]	Reference prices - fibre costs in North America [1]
The reference price for uncoated recycled boxboard increased by 8% in 2018 compared to 2017 due to better market conditions, which resulted in a series of price increases throughout the year.	The brown grade recycled paper No. 11 (old corrugated containers, OCC) and the recycled paper No. 56 (sorted residential papers, SRP) index prices decreased by 46% and 54%, respectively, in 2018 compared to 2017. The white grade recycled paper No. 37 (sorted office papers, SOP) increased by 14% in 2018 compared to 2017. Following China's ban on recovered paper import permits in the last quarter of 2017, the old corrugated containers index price gradually declined from US$100 at the end of 2017 to US$68 at the end of 2018. Sorted office papers index prices increased due to lower levels of available recycled office paper.

Chinese imports of recycled fibre 1

Total Chinese imports fell by 18%1 in 2018 compared to 2017 following the ban on recovered paper import permits by the Chinese government in the last quarter of 2017. On a more detailed basis, both old corrugated container and old newspapers imports were impacted, registering decreases of 14% and 31% respectively.

Total Chinese imports of recycled papers - all grades	Major grades imported by China

1 Source: RISI, excluding mixed papers

25

Our Performance

The main variances1 in sales and operating income before depreciation and amortization for the Specialty Products segment in 2018, compared to 2017, are shown below:

1 For definitions of certain sales and operating income before depreciation and amortization (OIBD) variation categories, please refer to the "Financial results for the year ended December 31, 2018, compared to the year ended December 31, 2017" for more details.

The Corporation incurred certain specific items in 2018 and 2017 that adversely or positively affected its operating results. Please refer to the “Supplemental Information for Non-IFRS Measures” section for reconciliations and details.

26

2017	2018	Change in %

Sales ($M)		-6%
703	659

OIBD[1] ($M)
(as reported)
67	46	-31%
% of sales
10%	7%

(adjusted)1
67	40	-40%
% of sales
10%	6%

Operating income ($M)
(as reported)
46	24	-48%

(adjusted)[1]		-61%
46	18

1 Please refer to the “Supplemental Information on Non-IFRS Measures” section for reconciliation of these figures.

2 Recovery and Recycling activities: Given the level of integration of this sub-segment within the other segments of the Corporation, variances in results are presented excluding the impact of this segment. The variations of this segment are presented separately on a global basis.

Shipments decreased in all of our sub-sectors in 2018. More specifically, shipments decreased in our Recovery and Recycling2 activities mainly due to the impact of Chinese imports restrictions on the flow of recovered paper. On the other hand, shipments increased in the last month of the year following business acquisition (please refer to "Business Highlights" section for more details).

Sales decreased by $44 million, or 6%, compared to the prior yearly period. This was mainly due to the $62 million lower contribution from the Recovery and Recycling activities caused by the decrease in recycled paper prices and lower volume. In addition, lower sales volume in our packaging activities subtracted $9 million. This was partially offset by higher average selling prices in our Industrial Packaging sub-sector reflecting URB price increases and a favourable product mix as well as additional sales from business acquisition. These factors added an additional $27 million.

Operating income before depreciation and amortization (OIBD) decreased by $21 million in 2018, due primarily to the $26 million decrease in our Recovery and Recycling activities2 that stems from lower realized spreads (between average selling prices and raw material costs). OIBD levels in other sub-sectors were $1 million lower than 2017, as a result of lower sales volume and higher operating costs, partly offset by higher realized spreads in our Industrial Packaging activities.

The segment incurred some specific items1 in 2018 that affected OIBD. Adjusted OIBD1 reached $67 million in 2018, compared to $40 million in 2017.

27

TISSUE PAPERS

Our Industry

U.S. tissue paper industry production (parent rolls) and capacity utilization rate [1]	U.S. tissue paper industry converted product shipments [1]
Total parent roll production increased by 2% for a fourth consecutive year in 2018. The average capacity utilization rate remained stable at 93% in 2018 compared to 2017. New capacity additions in the market are the main factor for these metrics.	In 2018, shipments for the retail and the away-from-home markets increased by 2% and 3%, respectively, compared to 2017.

U.S. producer price index - annual changes in converted tissue prices [2]	Reference prices - parent rolls [1]
In the U.S., prices for retail toilet tissue followed a upward trend in 2018. Prices for retail paper towels remained relatively stable throughout the year. Prices for industrial paper towels were very volatile and followed a downward trend in 2018, suggesting aggressive marketing and pricing strategies.	In 2018, the reference price for both recycled and virgin parent rolls increased by 5% compared to 2017, mostly due to rising input costs.

Reference prices - recovered papers (white grade) [1]	Reference prices - market pulp [1]
The reference price of sorted office papers No.37 (“SOP”) was very volatile in 2018, fluctuating between US$160 and US$210, closing at US$195. The average price stood at US$193 in 2018, a 14% increase compared to 2017.	In 2018, the reference price for NBSK and NBHK both rose by 21% and 20%, respectively, in 2018 compared to 2017 due to solid demand globally.

1 Source: RISI

2 Source: U.S. Bureau of Labor Statistics

28

Our Performance

The main variances1 in sales and operating income (loss) before depreciation and amortization for the Tissue Papers segment in 2018, compared to 2017, are shown below:

1 For definitions of certain sales and operating income before depreciation and amortization (OIBD) variation categories, please refer to the "Financial results for the year ended December 31, 2018, compared to the year ended December 31, 2017" for more details.

The Corporation incurred certain specific items in 2018 and 2017 that adversely or positively affected its operating results. Please refer to the “Supplemental Information for Non-IFRS Measures” section for reconciliations and details.

29

2017	2018	Change in %

Shipments[2] ('000 s.t.)		5%
593	625

Average Selling Price
(CAN$/unit)
2,138	2,165	1%
		—

Sales ($M)		7%
1,268	1,352

OIBD ($M)
(as reported)
90	(58)	-164%
% of sales
7%	(4)%

(adjusted)[1]
94	17	-82%
% of sales
7%	1%

Operating income (loss) ($M)
(as reported)
28	(122)	-536%

(adjusted)[1]		-247%
32	(47)

1 Please refer to the “Supplemental Information on Non-IFRS Measures” section for reconciliation of these figures.

2 Shipments do not take into account the elimination of business sector inter-segment shipments.

External manufacturing shipments increased by 3,000 s.t., or 2%, year-over-year in 2018. This was mainly due to increased market demand, inventory level reduction strategies and product diversification. The integration rate also increased from 68% to 70% in 2018 reflecting higher total production. External converting shipments increased by 29,000 s.t., or 7%, compared to last year, mainly driven by the Away-from-Home and retail sub-segments.

The 1% increase in the average Canadian dollar selling price was positively impacted by price increases in all markets.

The 7% increase in sales compared to last year, was largely driven by an increase in volume, higher selling prices and a favourable sales mix of parent rolls to converted products.

The decrease in operating income before depreciation and amortization is mainly attributable to a significant increase in virgin fibre and recycled white grade paper costs, as well as higher logistics and energy costs. Higher freight costs are the result of tight transportation market conditions but also of additional product transfers following the interruption of operations in our North Carolina facility caused by Hurricane Florence and a fire that occurred in the fourth quarter. These incidents had major volume impacts which forced us to supply our customers from our other facilities further away. In addition, a third-party gas pipeline failure on the West Coast in October led to higher energy costs. These were partially offset by higher volume, which had a positive impact on overall operational cost levels due to better cost absorption and price increases as already mentioned above.

OIBD of the Oregon converting activities improved compared to last year but is still not at the level expected. We are seeing positive trends in terms of sales, which has a positive impact compared to last year. Unfortunately, operational difficulties at our St. Helens mill are having a negative impact on the ramp up of our Oregon converting plant, as these facilities are highly integrated. An action plan is ongoing to mitigate the situation and we are already seeing positive impacts.

The segment incurred some specific items1 in 2018 and in 2017 that affected its OIBD. Adjusted OIBD1 reached $17 million in 2018, compared to $94 million in 2017.

30

CORPORATE ACTIVITIES

Operating loss before depreciation and amortization in 2018 includes an unrealized loss of $6 million on financial instruments. This compares to an unrealized gain of $9 million in 2017. In 2017, a gain of $1 million on the sale of assets is also included in operating loss before depreciation and amortization.

Also in 2017, Corporate Activities recorded a $2 million reversal of impairment following the collection of a note receivable that had been written off in previous years. As well, Corporate Activities recorded a severance cost of $1 million following the closure of a sales division.

As planned, activities related to our ERP system implementation and business process optimization are slowing as targets continue to be realized. As such, costs related to these activities decreased year-over-year and efforts are now focused on stabilization and optimization.

STOCK-BASED COMPENSATION EXPENSE

Share-based compensation expense recognized in Corporate Activities amounted to $5 million in both 2018 and 2017. For more details on stock-based compensation, please refer to Note 19 of the 2018 audited consolidated financial statements.

OTHER ITEMS ANALYSIS

DEPRECIATION AND AMORTIZATION

The depreciation and amortization expense increased by $29 million to $244 million in 2018, compared to $215 million in 2017. The increase is mainly attributable to business acquisitions, the start-ups of the Oregon tissue and New Jersey containerboard converting facilities and the completion of the ERP system implementation in 2017.

FINANCING EXPENSE AND INTEREST ON EMPLOYEE FUTURE BENEFITS

The financing expense and interest on employee future benefits and other liabilities amounted to $99 million in 2018, compared to $111 million in 2017, a decrease of $12 million. In 2017, the Corporation recorded $11 million of premiums and wrote off $3 million of capitalized financing fees following the purchase of US$200 million of unsecured senior notes. Excluding these items, financing expenses increased by $2 million. Additional financing expense from business acquisitions and capital expenditures completed in 2017 and in 2018 was offset by the impact of the sale of our Boralex stake in 2017, the redemption of US$200 million of unsecured senior notes completed in late 2017 and higher capitalized interest related to major projects completed during the year. In addition, financing expense also increased in 2018 by $4 million for the recognition to expense of the fair value variation of the Greenpac equity holder put option (see Note 5 of the 2018 audited consolidated financial statements).

During 2018, S&P Global Ratings revised the Corporation's outlook to “positive” from “stable” on improving credit measures; our corporate rating of BB- was affirmed.

PROVISION FOR (RECOVERY OF) INCOME TAXES

In 2018, the Corporation recorded an income tax provision of $49 million. This compares to an income tax recovery of $81 million in the same period of 2017.

(in millions of Canadian dollars)	NOTE	2018	2017
Provision for income taxes based on the combined basic Canadian and provincial income tax rate		38	117
Adjustment for income taxes arising from the following:
Difference in statutory income tax rate of foreign operations		(1)	10
Prior years reassessment		2	3
Reversal of deferred income tax liabilities related to our previously held investment in Greenpac	5	—	(70)
Permanent difference on revaluation of previously held equity interest - Greenpac associate	5	—	(57)
Non-taxable portion of capital gain on revaluation of previously held equity interest - Boralex associate	8	—	(24)
Change in future income taxes resulting from enacted tax rate change		—	(57)
Unrealized capital gain on long-term debt		—	(3)
Reversal of deferred tax assets on tax losses		3	—
Permanent differences		(1)	(6)
Change in deferred income tax assets relating to capital tax loss		8	6
		11	(198)
Provision for (recovery of) income taxes		49	(81)

31

In 2017, in conjunction with the acquisition of Greenpac, the Corporation recorded an income tax recovery of $70 million representing deferred income taxes on its investment prior to the acquisition on April 4, 2017. Also, there was no income tax provision recorded on the gain of $156 million generated by the business combination of Greenpac, since it is included in the fair value of assets and liabilities acquired as described in Note 5 of the 2018 audited consolidated financial statements.

Following the US tax reform adopted in December 2017, the Corporation revalued the net deferred tax liability of its US entities and recorded a gain of $57 million.

The income tax provision on the Boralex revaluation gain was calculated at the rate of capital gains. Also, consequently with the sale of its participation in Boralex in July 2017, the Corporation has reassessed the probability of recovering unrealized capital losses on long-term debt due to foreign exchange fluctuations. The tax provision or recovery on foreign exchange gains or losses on long-term debt and related financial instruments in addition to some share of results of Canadian associates and joint ventures is calculated at the rate of capital gains. The decrease in the US federal tax rate from 35% to 21% at the end of 2017 had a positive impact on tax expense in 2018 compared to last year.

The Corporation's share of results from its US-based joint ventures and associates, which were mostly composed of its share of results from Greenpac through the first quarter of 2017, is taxed at the same rate as the Corporation’s statutory tax rate. Moreover, as Greenpac is a limited liability company (LLC), partners agreed to account for it as a disregarded entity for tax purposes. Consequently, income taxes associated with Greenpac net earnings are proportionately recorded by each partner based on its respective share in the LLC, and no income tax provision is included in Greenpac's net earnings. As such, although Greenpac has been fully consolidated in the Corporation's results since the second quarter of 2017, only 71.8% of pre-tax book income is considered for tax provision purposes.

The effective tax rate and income taxes are affected by the results of certain subsidiaries and joint ventures located in countries where the income tax rates are different compared to Canada, notably the United States, France and Italy. The normal effective tax rate is expected to be in the range of 26% to 28%. The weighted-average applicable tax rate was 25.8% in 2018.

SHARE OF RESULTS OF ASSOCIATES AND JOINT VENTURES

Until March 10, 2017, the share of results of associates and joint ventures included our 17.37% interest in Boralex Inc. (“Boralex”), a Canadian public corporation. Boralex is a producer of electricity whose core business is the development and operation of power stations that generate renewable energy, with operations in the Northeastern United States, Canada and France.

On January 18, 2017, Boralex issued common shares to partly finance the acquisition of the interest of Enercon Canada Inc. in the Niagara Region Wind Farm. As a result, the Corporation's participation in Boralex decreased to 17.37%. This resulted in a dilution gain of $15 million, which is included in line item “Share of results of associates and joint ventures” in the consolidated statement of earnings.

On March 10, 2017, Boralex announced the appointment of a new Chairman of the Board. This change in the Board composition combined with the decrease of our participation discussed above triggered the loss of significant influence of the Corporation over Boralex. Therefore, our investment in Boralex was no longer classified as an associate and was considered as an available-for-sale financial asset, which was classified in “Other assets.” Consequently, our investment in Boralex was revaluated at fair value on March 10, 2017 and we recorded a gain of $155 million. At the same time, accumulated other comprehensive loss components of Boralex, totaling $10 million and included in our consolidated balance sheet, were released to net earnings. These two items are presented in line item “Fair value revaluation gain on investments” in the consolidated statement of earnings.

On April 5, 2017, the Corporation announced the inclusion of Greenpac's results on a consolidated basis starting on April 4, 2017. The transaction resulted in a gain of $156 million on the revaluation of previously held interests. As a result of the acquisition, accumulated other comprehensive loss components of Greenpac, totaling $4 million and included in our consolidated balance sheet prior to the acquisition, were reclassified to net earnings. These two items are presented in line item “Fair value revaluation gain on investments” in the consolidated statement of earnings (please refer to Note 5 of the 2017 audited consolidated financial statements for more details).

On July 27, 2017, Cascades announced the sale of all of its shares in Boralex to the Caisse de Dépôt et Placement du Québec for an amount of $288 million. The increase in fair value of $18 million from March 10 to July 27, 2017, recorded in accumulated other comprehensive income materialized and the Corporation recorded a gain of $18 million during the year in line item “Fair value revaluation gain on investments” in the consolidated statement of earnings.

In the first quarter of 2017, prior to the consolidation of Greenpac announced in the third quarter of 2017 (please refer to the “Business Highlights” section for more details), the Corporation recorded its 59.7% share of the Greenpac Mill results as an associate. As such, contribution to earnings before income taxes stood at $7 million. No provision for income taxes was included in our Greenpac share of results, as it is a disregarded entity for tax purposes (see the “Provision for income taxes” section above for more details).

For more information on specific items, please refer to the “Supplemental Information on Non-IFRS Measures” section.

32

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOWS FROM OPERATING ACTIVITIES

Cash flows from operating activities generated $373 million of liquidity in 2018, compared to $173 million generated in 2017. Changes in non-cash working capital components generated $12 million of liquidity in 2018, versus $87 million used in 2017.

In 2018, excluding the impact of business acquisitions, lower trade receivables at the end of the year generated higher liquidity than last year but were offset by the increase in inventory value in all business segments. In 2017, higher inventory levels in our Containerboard and Tissue segments in addition to higher accounts receivable due to higher sales following business combinations and higher selling prices, as well as lower trade and other payables are the main factors leading to the use of liquidity.

As at December 31, 2018, average LTM working capital as a percentage of LTM sales stood at 10.6%, compared to 10.1% as at December 31, 2017.

Cash flow from operating activities, excluding changes in non-cash working capital components, stood at $361 million in 2018, compared to $260 million in 2017. This cash flow measurement is relevant to the Corporation's ability to pursue its capital expenditure program and reduce its indebtedness.

INVESTING ACTIVITIES

Investing activities used $370 million in 2018, compared to $70 million generated in 2017, which included the proceeds from the disposal of our investment in Boralex for $288 million. Payments for property, plant and equipment totaled $338 million in 2018, including the purchase of the White Birch Bear Island assets in Virginia, USA (please refer to the “Significant facts and developments” section for more details), compared to $193 million in 2017. Proceeds from disposals of property, plant and equipment stood at $85 million in 2018, including the sale of the building and land of our containerboard plant in Maspeth, NY, USA (please refer to the “Significant facts and developments” section for more details), compared to $15 million in 2017.

PAYMENTS FOR PROPERTY, PLANT AND EQUIPMENT

Payments for property, plant and equipment in 2018 were $338 million, compared to $193 million in 2017. However, new capital expenditure projects, including capital leases, amounted to $417 million in 2018, compared to $207 million in 2017. The variance in the amounts is related to purchases of property, plant and equipment, included in “Trade and Other Payables”, and other debts as well as capital lease acquisitions.

New capital expenditure projects by segment in 2018 were as follows (in M$):

33

The major capital projects that were initiated, are in progress or were completed in 2018 are as follows:

CONTAINERBOARD PACKAGING

•	Investments for the construction of a new containerboard packaging plant in Piscataway, NJ, USA (please refer to the “Significant Facts and Developments” section for more details) and for other strategic initiatives. Project costs include a non-cash amount of $56 million for the capital lease of the building.
•	Purchase of the assets of White Birch (Bear Island) in Virginia, USA (please refer to the “Significant Facts and Developments” section for more details).

SPECIALTY PRODUCTS

•	Investment for a new printing press at our Flexible Packaging plant located in Mississauga, Ontario, Canada.

TISSUE PAPERS

•	Down payments made on the acquisition of new modern converting equipments.

INVESTMENTS IN ASSOCIATES & JOINT VENTURES AND CHANGE IN INTANGIBLE AND OTHER ASSETS

The main items were as follows:

2018

During the year, the Corporation invested $15 million for its ERP technology system and other softwares. Also during the period, the Corporation paid a $2 million purchase price adjustment related to the acquisition of a joint-venture participation in 2017 and invested $2 million in the development of new products. Finally, we received $3 million related to a notes receivable for a plant sold in previous years.

2017

The Corporation sold its investment in Boralex for an amount of $288 million (please refer to the “Significant Facts and Developments” section for more details).

At the end of the first quarter, the Corporation announced the acquisition of a minority stake in Containerboard Partners (Ontario) Inc., which owns 12% of Greenpac, for a consideration of US$12 million ($16 million). This transaction increased the Corporation's total participation in Greenpac by 2.8% to 62.5% at that time via the acquired additional indirect ownership.

The Corporation invested $23 million in intangible and other assets related to our ERP information technology system and additional softwares needed to support our business process optimization.

Effective January 1, 2018, the Corporation, through its equity ownership in Reno de Medici S.p.A., acquired 66.67% of PAC Service S.p.A., a boxboard converter for the packaging, publishing, cosmetics and food industries. The Corporation already had a 33.33% equity participation. The consideration for the acquisition of the remaining 66.67% shares consisted of cash totaling €10 million ($15 million) and was deposited on December 19, 2017 and recorded in other assets.

NET CASH ACQUIRED (PAID) IN BUSINESS COMBINATIONS

2018

During the year, the Corporation paid $54 million for the acquisition of Barcelona Cartonboard S.A.U., in the Boxboard Europe segment, and $51 million for the acquisition of Urban Forest Products and Clarion Packaging, two moulded pulp plants, in the Specialty products segment. As well, the Corporation acquired $4 million in cash through the business combination of PAC Service and $2 million from the acquisition of Barcelona Cartonboard S.A.U., as described in Note 5 of the audited consolidated financial statements of 2018. The Corporation also paid $1 million for the working capital purchase price adjustment of its Coyle containerboard plants acquisition completed in 2017.

All in all, net cash consideration amounted to $100 million and the Corporation also assumed $27 million of debt related to these acquisitions.

2017

During the year, the Corporation acquired $34 million from the business combination of Greenpac and paid $25 million for the acquisition of the Coyle Group, in Ontario, in the containerboard segment.

34

FINANCING ACTIVITIES

Financing activities, including $15 million of dividends paid to the Corporation's Shareholders, debt repayment and the change in our revolving facility generated $25 million in liquidity during 2018, compared to $218 million used in 2017.

Cascades issued 714,937 shares at an average price of $7.00 as a result of the exercise of stock options in 2018, representing an aggregate amount of $5 million. As well, the Corporation purchased 1,539,380 shares for cancellation at an average price of $13.12 for an amount of $20 million.

During the year, the Corporation also paid $1 million for the settlement of derivative financial instruments on long-term debt, compared to $12 million in 2017. Dividends paid to non-controlling interests amounted to $17 million in 2018 compared to $5 million in 2017. These payments are the results of dividends paid to the non-controlling shareholders of Greenpac and/or Reno de Medici. Non-controlling interests also contributed $1 million to the capital of Greenpac during the year, representing the reinvestment of investment tax credits received by the partners.

On December 4, 2017, the Corporation announced the acquisition of an additional 30% interest in Containerboard Partners (Ontario) Inc. for a consideration of US$15 million ($19 million). This transaction increased the Corporation's total participation in Greenpac by 3.6% to 66.1%. Containerboard Partners is now fully consolidated in our financial statements.

On December 12, 2017, the Corporation repurchased US$150 million of its 5.50% unsecured senior notes due in 2022 for an amount of $193 million and US$50 million of its 5.75% unsecured senior notes due in 2023 for an amount of $64 million.

35

CONSOLIDATED FINANCIAL POSITION

AS AT DECEMBER 31, 2018, 2017 AND 2016

The Corporation's financial position and ratios are as follows:

(in millions of Canadian dollars, unless otherwise noted)	December 31, 2018	December 31, 2017	December 31, 2016
Cash and cash equivalents	123	89	62
Working capital[1]	455	442	309
As a percentage of sales[2]	10.6%	10.1%	10.6%

Bank loans and advances	16	35	28
Current portion of long-term debt	55	59	36
Long-term debt	1,821	1,517	1,530
Total debt	1,892	1,611	1,594
Net debt (total debt less cash and cash equivalents)	1,769	1,522	1,532

Equity attributable to Shareholders	1,508	1,455	984
Non-controlling interests	180	146	90
Total equity	1,688	1,601	1,074
Total equity and net debt	3,457	3,123	2,606
Ratio of net debt/(total equity and net debt)	51.2%	48.7%	58.8%
Shareholders' equity per share (in dollars)	$16.01	$15.32	$10.41

1 Working capital includes accounts receivable (excluding the short-term portion of other assets) plus inventories less trade and other payables.

2 Percentage of sales = Average LTM working capital/LTM sales. It includes or excludes significant business acquisitions and disposals, respectively, of the last twelve months.

NET DEBT1 RECONCILIATION

The variances in the net debt (total debt less cash and cash equivalents) in 2018 are shown below (in millions of dollars), with the applicable financial ratios included.

393	Adjusted OIBD[1] (last twelve months)	489
3.6	Net debt/Adjusted OIBD[1,2]	3.5

Liquidity available via the Corporation's credit facilities, along with the expected cash flow generated by its operating activities, will provide sufficient funds to meet our financial obligations and to fulfill our capital expenditure program for at least the next twelve months. Net capital expenditures are expected to be in a range of $330-$400 million in 2019. This amount is subject to change, depending on the Corporation’s operating results and on general economic conditions. As at December 31, 2018, the Corporation had $651 million (net of letters of credit in the amount of $13 million) available on its $750 million credit facility (excluding our subsidiaries Greenpac and Reno de Medici's credit facilities). Cash and cash equivalents as at December 31, 2018, are composed as follows: $23 million in the Parent Company, and $100 million in Greenpac and Reno de Medici.

1 Please refer to the “Supplemental Information on Non-IFRS Measures” section for reconciliation of these figures.

2 Adjusted OIBD (last twelve months) including business combinations of 2017 and 2018 on a pro-forma basis.

36

EMPLOYEE FUTURE BENEFITS

The Corporation’s employee future benefits assets and liabilities amounted to $445 million and $579 million respectively as at December 31, 2018, including an amount of $99 million for post-retirement benefits other than pension plans. The pension plans include an amount of $63 million, which does not require any funding by the Corporation until it is paid to the employees. This amount is not expected to increase, as the Corporation has reviewed its benefits program to phase out some of them for future retirees.

With regard to pension plans, the Corporation’s risk is limited, since all defined benefit pension plans are closed to new employees and less than 10% of its active employees are subject to those pension plans, while the remaining employees are part of the Corporation’s defined- contribution plans, such as group RRSPs or 401(k). Based on their balances as at December 31, 2018, 49% of the Corporation pension plans have been evaluated on December 31, 2017 (44% in 2016). Where applicable, we used the measurement relief allowed by law in order to reduce the impact of its increased current contributions.

Considering the assumptions used and the asset ceiling limit, the deficit status for accounting purposes of its pension plans amounted to $55 million as at December 31, 2018, compared to $36 million in 2017. The 2018 pension plan expense was $8 million and the cash outflow was $8 million. Due to the investment returns in 2018 and the change in the assumptions, the expected expense for these pension plans is $7 million in 2019. As for the cash flow requirements, these pension plans are expected to require a net contribution of approximately $8 million in 2019. Finally, on a consolidated basis, the solvency ratio of the Corporation’s pension plans has remained stable at approximately 100%.

COMMENTS ON THE FOURTH QUARTER OF 2018

Sales of $1,196 million increased by $114 million or 11% compared to the same period last year. This was driven by a 13% increase in the Tissue segment reflecting volume improvements, and a more favourable sales mix, exchange rate and average selling price during the period. A 7% increase in the Containerboard Packaging group similarly benefited sales, and was driven by higher selling prices and the acquisition of converting facilities in Ontario at the end of 2017. Sales generated by the European Boxboard segment were up by 16% compared to the prior year, reflecting higher shipments, acquisitions in the last twelve months, and a more favourable Canadian dollar - euro exchange rate. Finally, fourth quarter sales in the Specialty Products segment improved 7% from prior year levels, as the benefits of the recent acquisition and slight improvements in selling price and sales mix were slightly offset by lower sales in recovery activities following the year-over-year decrease in brown recycled fibres prices.

The Corporation generated an operating income before depreciation and amortization (OIBD) of $37 million in the fourth quarter of 2018. This compared to the $104 million generated in the comparable period last year. In addition to the $75 million impairment charge recorded in the Tissue segment during the period, the variance reflects higher production costs in all segments, higher energy costs in European Boxboard and Tissue, slightly lower volume in both Containerboard and Boxboard Europe (excluding acquisitions), and a lower contribution from recovery operations within the Specialty Products segment related to changes in raw material pricing. These were offset by improvements generated from higher selling prices and more favourable sales mix in all business segments, and business acquisitions in the last twelve months. Operating income before depreciation and amortization similarly benefited from favourable raw material prices on a net basis, as the beneficial impact of lower OCC pricing on Containerboard results outweighed the significant consequence of higher year-over-year white recycled fibre and pulp pricing on Tissue segment results.

On an adjusted basis1, fourth quarter OIBD stood at $113 million, versus $105 million in the prior year.

The specific items, before income taxes, that impacted our fourth quarter 2018 results were:

•	a $75 million impairment charge related to revaluation of certain assets in our Tissue papers segment (OIBD and net loss)
•	a $8 million foreign exchange loss on long-term debt and financial instruments (net loss)
•	a $4 million unrealized loss on financial instruments (OIBD and net loss)
•	a $3 million gain on other items (OIBD and net loss)

For the three-month period ended December 31, 2018, the Corporation posted a net loss of $65 million, or $0.69 per share, compared to net earnings of $57 million, or $0.60 per share, in the same period of 2017. On an adjusted basis1, the Corporation generated break even net earnings in the fourth quarter of 2018, or $0.00 per share, compared to net earnings of $13 million, or $0.14 per share, in the same period of 2017.

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The reconciliation of operating income (loss) to OIBD, to adjusted operating income (loss) and to adjusted OIBD by business segment is as follows:

	For the 3-month period ended December 31, 2018
(in millions of Canadian dollars)	Containerboard	Boxboard Europe	Specialty Products	Tissue Papers	Corporate Activities	Consolidated
Operating income (loss)	84	9	9	(100)	(35)	(33)
Depreciation and amortization	27	11	6	17	9	70
Operating income (loss) before depreciation and amortization	111	20	15	(83)	(26)	37
Specific items:
Gain on acquisitions, disposals and others	(1)	—	(4)	—	—	(5)
Impairment charges	—	—	—	75	—	75
Restructuring costs (reversals)	3	—	(1)	—	—	2
Unrealized loss (gain) on derivative financial instruments	(2)	—	—	—	6	4
	—	—	(5)	75	6	76
Adjusted operating income (loss) before depreciation and amortization	111	20	10	(8)	(20)	113
Adjusted operating income (loss)	84	9	4	(25)	(29)	43

	For the 3-month period ended December 31, 2017
(in millions of Canadian dollars)	Containerboard	Boxboard Europe	Specialty Products	Tissue Papers	Corporate Activities	Consolidated
Operating income (loss)	51	11	9	(6)	(20)	45
Depreciation and amortization	22	8	5	18	6	59
Operating income (loss) before depreciation and amortization	73	19	14	12	(14)	104
Specific items:
Impairment reversal	—	—	—	—	(2)	(2)
Restructuring costs	—	—	—	—	1	1
Unrealized loss on derivative financial instruments	1	—	—	—	1	2
	1	—	—	—	—	1
Adjusted operating income (loss) before depreciation and amortization	74	19	14	12	(14)	105
Adjusted operating income (loss)	52	11	9	(6)	(20)	46

The main variances1 in sales and operating income before depreciation and amortization in the fourth quarter of 2018, compared to the same period of 2017, are shown below:

1 For definitions of certain sales and operating income before depreciation and amortization (OIBD) variation categories, please refer to the "Financial results for the year ended December 31, 2018, compared to the year ended December 31, 2017" for more details.

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NEAR-TERM OUTLOOK

We expect stable near-term performance from the Containerboard segment, with lower raw material pricing providing some counterbalance to seasonally softer demand levels and a slight decrease in medium selling prices. Given the sound economic metrics in North America, our near-term outlook for this segment remains positive. The outlook for Tissue is not as robust in the near-term. While recent decreases in raw material pricing and the continued implementation of announced price increases in some product sub-segments are positive for this business, any resulting benefits are being counterbalanced by difficult industry-wide market dynamics and operational challenges at our St. Helens mill, in Oregon. As such, we expect financial performance will remain under pressure. Management is focused on the resolution of these issues, and is currently implementing the actions required - in addition to the modernization efforts already underway - to successfully realign the tissue segment's operational performance with targeted profitability levels. In Europe, in addition to acquisitions completed in 2018, macro-economic and political factors support a moderately positive near term outlook. Specifically, demand softness is expected to be counterbalanced by favourable raw material pricing, expectations of slightly lower energy costs, and the implementation of price increases in virgin boxboard, offset by pricing pressure in the recycled boxboard business.

On a broader company-wide scale, focus is centered on implementing the 2019 investment program, currently estimated to be $330 million to $400 million contingent on economic conditions, optimizing operational performance across all segments, and completing analysis of the Bear Island containerboard project in Virginia. Cascades' longer-term goals remain grounded on maximizing the financial and strategic returns generated by capital allocation decisions, diligently managing balance sheet and leverage, and positioning business platforms for long term success and sustainable value creation.

CAPITAL STOCK INFORMATION

SHARE TRADING

Cascades' stock is traded on the Toronto Stock Exchange under the ticker symbol “CAS”. From January 1, 2018 to December 31, 2018, Cascades' share price fluctuated between $9.54 and $16.55. During the same period, 54.9 million Cascades shares were traded on the Toronto Stock Exchange. On December 31, 2018, Cascades shares closed at $10.23. This compares to a closing price of $13.62 on the last day of 2017.

SHARES OUTSTANDING

As at December 31, 2018, the Corporation's issued and outstanding capital stock consisted of 94,163,515 shares (94,987,958 as at December 31, 2017), and 4,409,358 issued and outstanding stock options (4,990,120 as at December 31, 2017). In 2018, the Corporation purchased 1,539,380 shares for cancellation, while 714,937 stock options were exercised, 175,749 stock options were granted and 41,574 stock options were forfeited. As at February 27, 2019, issued and outstanding capital stock consisted of 94,173,515 shares and 4,391,798 stock options.

NORMAL COURSE ISSUER BID PROGRAM

The current normal course issuer bid enables the Corporation to purchase for cancellation up to 1,903,282 shares between March 19, 2018 and March 18, 2019. During the period from March 19, 2018 to February 27, 2019, the Corporation purchased 1,361,000 shares for cancellation.

DIVIDEND POLICY

On February 27, 2019, Cascades' Board of Directors declared a quarterly dividend of $0.04 per share to be paid on March 28, 2019, to shareholders of record at the close of business on March 13, 2019. This $0.04 per share dividend is in line with the previous quarter and the same quarter last year. On February 27, 2019, dividend yield was 1.6%.

	2016	2017				2018
TSX Ticker: CAS	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Shares outstanding (in millions) [1]	94.5	94.7	94.7	94.7	95.0	95.0	94.6	94.2	94.2
Closing price [1]	$12.10	$13.71	$17.69	$14.96	$13.62	$13.33	$11.77	$12.61	$10.23
Average daily volume [2]	118,554	182,011	362,191	214,545	208,984	246,940	201,563	215,882	218,696
Dividend yield [1]	1.3%	1.2%	0.9%	1.1%	1.2%	1.2%	1.4%	1.3%	1.6%

1 On the last day of the quarter.

2 Average daily volume on the Toronto Stock Exchange.

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CASCADES' SHARE PRICE FOR THE PERIOD FROM JANUARY 1, 2017 TO DECEMBER 31, 2018

CONTRACTUAL OBLIGATIONS AND OTHER COMMITMENTS

The Corporation’s principal contractual obligations and commercial commitments relate to outstanding debt, operating leases and obligations for its pension and post-employment benefit plans. The following table summarizes these obligations as at December 31, 2018:

CONTRACTUAL OBLIGATIONS

Payment due by period (in millions of Canadian dollars)	TOTAL	LESS THAN A YEAR	BETWEEN 1-5 YEARS	OVER 5 YEARS
Long-term debt and capital-leases, including capital and interest	2,200	139	1,731	330
Operating leases	117	38	66	13
Pension plans and other post-employment benefits[1]	1,002	36	160	806
Total contractual obligations	3,319	213	1,957	1,149

1 These amounts represent all the benefits payable to current members during the following years and thereafter without limitations. The majority of benefit payments are payable from trustee-administered funds. The difference will come from future investment returns expected on plan assets and future contributions that will be made by the Corporation for services rendered after December 31, 2018.

FACTORING OF ACCOUNTS RECEIVABLE

The Corporation sells its accounts receivable from one of its European subsidiaries through a factoring contract with a financial institution. The Corporation uses factoring of receivables as a source of financing by reducing its working capital requirements. When the receivables are sold, the Corporation removes them from the balance sheet, recognizes the amount received as the consideration for the transfer and records a loss on factoring which is included in Financing expense. As at December 31, 2018, the off-balance sheet impact of the factoring of receivables amounted to $50 million (€32 million). The Corporation expects to continue to sell receivables on an ongoing basis. Should it decide to discontinue this contract, its working capital and bank debt requirements would increase.

TRANSACTIONS WITH RELATED PARTIES

The Corporation has also entered into various agreements with its joint-venture partners, significantly influenced companies and entities that are affiliated with one or more of its directors for the supply of raw material including recycled paper, virgin pulp and energy, as well as the supply of unconverted and converted products, and other agreements entered into in the normal course of business. Aggregate sales by the Corporation to its joint-venture partners and other affiliates totaled $322 million and $295 million for 2018 and 2017 respectively. Aggregate sales to the Corporation from its joint-venture partners and other affiliates came to $82 million and $117 million for 2018 and 2017 respectively.

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CHANGES IN ACCOUNTING POLICY AND DISCLOSURES

In 2018, the Corporation changed the classification of some Corporate Activities expenses totaling $59 million (2017 - $62 million). Those costs were previously presented under “Selling and administrative expenses” and are now presented under “Cost of sales” since they are necessary for bringing finished goods to their present location and condition.

A) NEW IFRS ADOPTED

IFRS 15 REVENUE FROM CONTRACTS WITH CUSTOMERS

IFRS 15 establishes a comprehensive framework for determining how much and when revenue is recognized. It replaces all previous revenue recognition standards, including IAS 18 Revenue, and related interpretations such as IFRIC 13 Customer Loyalty Programs.

Impact of adoption

The Corporation adopted IFRS 15 using the full retrospective application. The adoption of this standard did not result in any adjustment in the amounts previously recognized in the consolidated balance sheet, as contract costs were already recognized under other assets and depreciated over the contract term, while contract liabilities, consisting primarily of volume rebates provision, were already accrued using the most likely amount methodology. As well, the timing in the recognition of sales was not impacted by the new standard, as our previous revenue recognition policy already included control indicators defined in IFRS 15. Consequently, neither the consolidated statement of earnings, consolidated statement of comprehensive income, consolidated statement of equity nor consolidated statement of cash flows were adjusted.

The only impact on the consolidated balance sheet pertains to the classification of contract liabilities, which can no longer be netted against “Accounts receivable” under IFRS 15. Contract liabilities, composed of volume rebates, are now presented on the line item “Trade and other payables”. As at December 31, 2018, contract liabilities balance was at $50 million (2017 - 45 million). As well, to comply with IFRS 15 disclosure requirements, Note 21 ''Revenue'' was added whereas Note 12 ''Trade and Other Payables was modified''.

IFRS 9 FINANCIAL INSTRUMENTS

IFRS 9 sets out requirements for recognizing and measuring financial assets, financial liabilities and some contracts to buy or sell non-financial items. This standard replaces IAS 39 Financial Instruments : Recognition and Measurement.

IFRS 9 largely retains the existing requirements in IAS 39 for the classification and measurement of financial liabilities. However, it eliminates the previous IAS 39 categories for financial assets of held to maturity, loans and receivables and available for sale.

The following table presents the initial IAS 39 classification and the new IFRS 9 classification for all financial instruments held by the Corporation as at January 1, 2018.

Financial assets and liabilities	IAS 39 classification	IFRS 9 classification
Cash and cash equivalents	Loans and receivables (amortized cost)	Amortized cost
Accounts receivable	Loans and receivables (amortized cost)	Amortized cost
Equity investments	Available for sale (FVOCI)	FVTPL
Financial instruments used for hedging	FV — hedging instrument (FVOCI)	FV — hedging instrument (FVOCI)
Other current and non current financial assets	FVTPL	FVTPL
Bank loans and advances	Other financial liabilities (amortized cost)	Amortized cost
Trade and other payables	Other financial liabilities (amortized cost)	Amortized cost
Revolving credit facility	Other liabilities (amortized cost)	Amortized cost
Unsecured senior notes	Other liabilities (amortized cost)	Amortized cost
Other current and non current financial liabilities	FVTPL	FVTPL

As allowed by IFRS 9, the Corporation adopted the simplified expected credit loss model for trade receivables.

Impact of adoption

The change in the fair value of our equity investment in shares can no longer be recognized through other comprehensive income. As described above, equity investment must now be classified as FVTPL. Consequently, the balance of $2 million previously recorded in other comprehensive income was reclassified to retained earnings as at January 1, 2018.

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B) RECENT IFRS PRONOUNCEMENT NOT YET ADOPTED

IIFRS 16 LEASES

In January 2016, the IASB released IFRS 16 Leases, which supersedes IAS 17 Leases, and the related interpretations on leases: IFRIC 4 Determining whether an Arrangement Contains a Lease, SIC 15 Operating Leases - Incentives and SIC 27 Evaluating the Substance of Transactions in the Legal Form of a Lease. The standard is effective for annual periods beginning on or after January 1, 2019. The new standard requires lessees to recognize a lease liability reflecting future lease payments and a “right-of-use asset” for virtually all leases contracts, and record it on the balance sheet, except with respect to lease contracts that meet limited exception criteria, such as when the underlying asset is of low value or the maturity of the lease is short term. Depreciation expense on the "right-of-use asset" and interest expense on the lease liability will replace the operating lease expense.

The Corporation will apply IFRS 16 Leases retrospectively with no restatement of comparative information as allowed by the Standard. At the date of initial application, lease liability for leases previously classified as an operating lease under IAS 17 Leases equals the present value of the remaining lease payments, discounted using the Corporation's incremental borrowing rate. As for the underlying "right-of-use asset", the Corporation will elect to measure it at an amount equal to the lease liability. Therefore, the application of IFRS 16 Leases will not result in any adjustment to the opening retained earnings except for units whose assets are valued at fair market value following an impairment provision. When applying IFRS 16, the Corporation will use the low value exception as well as the short term exception on all categories of assets but buildings as allowed by IFRS 16. The Corporation is finalizing the calculation of the additional lease liabilities and underlying "right-of-use assets" resulting from the adoption of the Standard.

CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS

Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

CRITICAL ACCOUNTING ESTIMATES AND ASSUMPTIONS

The preparation of financial statements in conformity with IFRS requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities in the financial statements and disclosure of contingencies at the balance sheet date, and the reported amounts of revenues and expenses during the reporting period. On a regular basis and with the information available, Management reviews its estimates, including those related to environmental costs, employee future benefits, collectability of accounts receivable, financial instruments, contingencies, income taxes, useful life and residual value of property, plant and equipment and impairment of property, plant and equipment and intangible assets. Actual results could differ from those estimates. When adjustments become necessary, they are reported in earnings in the period in which they occur.

A. IMPAIRMENT OF LONG-LIVED ASSETS, INTANGIBLE ASSETS AND GOODWILL

In determining the recoverable amount of an asset or a cash generating unit (CGU), the Corporation uses several key assumptions based on external information on the industry when available, including estimated production levels, selling prices, volume, raw material costs, foreign exchange rates, growth rates, discounting rates and capital spending.

The Corporation believes its assumptions are reasonable. Based on available information at the assessment date, however, these assumptions involve a high degree of judgment and complexity. Management believes that the following assumptions are the most susceptible to change and therefore could impact the valuation of the assets in the next year.

DESCRIPTION OF SIGNIFICANT IMPAIRMENT TESTING ASSUMPTIONS (see Note 25 of consolidated financial statements)

REVENUES, OPERATING INCOME BEFORE DEPRECIATION (OIBD) MARGINS, CASH FLOWS AND GROWTH RATES

The assumptions used were based on the Corporation's internal budget. Revenues, OIBD margins and cash flows were projected for a period of five years and a perpetual long-term growth rate was applied thereafter. In arriving at its forecasts, the Corporation considers past experience, economic trends such as gross domestic product growth and inflation, as well as industry and market trends.

DISCOUNT RATES

The Corporation assumed a discount rate in order to calculate the present value of its projected cash flows. The discount rate represents a weighted average cost of capital (WACC) for comparable companies operating in similar industries of the applicable CGU, group of CGUs or reportable segment based on publicly available information.

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FOREIGN EXCHANGE RATES

When estimating the fair value less cost of disposal, foreign exchange rates are determined using the financial institution's average forecast for the first two years of forecasting. For the following three years, the Corporation uses the last five years' historical average of the foreign exchange rate. Terminal rate is based on historical data of the last 20 years and adjusted to reflect Management's best estimate.

SHIPMENTS

The assumptions used are based on the Corporation's internal budget for the next year and are usually held constant for the forecast period. In arriving at its budgeted shipments, the Corporation considers past experience, economic trends as well as industry and market trends.

Considering the sensitivity of the key assumptions used, there is measurement uncertainty since adverse changes in one or a combination of the Corporation's key assumptions could cause a significant change in the carrying amounts of these assets.

B. INCOME TAXES

The Corporation is required to estimate the income taxes in each jurisdiction in which it operates. This includes estimating a value for existing tax losses based on the Corporation's assessment of its ability to use them against future taxable income before they expire. If the Corporation's assessment of its ability to use the tax losses proves inaccurate in the future, more or less of the tax losses might be recognized as assets, which would increase or decrease the income tax expense and, consequently, affect the Corporation's results in the relevant year.

C. EMPLOYEE BENEFITS

The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid and that have terms to maturity approximating the terms of the related pension liability.

The cost of pensions and other retirement benefits earned by employees is actuarially determined using the projected benefit method pro-rated on years of service and Management's best estimate of expected plan investment performance, salary escalations, retirement ages of employees and expected health care costs. The accrued benefit obligation is evaluated using the market interest rate at the evaluation date. Due to the long-term nature of these plans, such estimates are subject to significant uncertainty. All assumptions are reviewed annually.

D. GOODWILL, INTANGIBLE ASSETS AND BUSINESS COMBINATIONS

Goodwill and client lists have arisen as a result of business combinations. The acquisition method, which also requires significant estimates and judgments, is used to account for these business combinations. As part of the allocation process in a business combination, estimated fair values are assigned to the net assets acquired. These estimates are based on forecasts of future cash flows, estimates of economic fluctuations and an estimated discount rate. The excess of the purchase price over the estimated fair value of the net assets acquired is then assigned to goodwill. In the event that actual net assets fair values are different from estimates, the amounts allocated to the net assets could differ from what is currently reported. This would then have a direct impact on the carrying value of goodwill. Differences in estimated fair values would also have an impact on the amortization of definite life intangibles.

CRITICAL JUDGMENTS IN APPLYING THE CORPORATION'S ACCOUNTING POLICIES

SUBSIDIARIES AND EQUITY ACCOUNTED INVESTMENTS

Significant judgment is applied in assessing whether certain investment structures result in control, joint control or significant influence over the operations of the investment. Management's assessment of control, joint control or significant influence over an investment will determine the accounting treatment for the investment. The Corporation has a 59.7% direct interest in Greenpac. Greenpac's Shareholders agreement required a majority of 80% for all decision-making related to relevant activities. Consequently, the Corporation did not have power over relevant activities of Greenpac and its participation was accounted for as an associate. On April 4, 2017, Cascades and its partners in Greenpac Holding LLC (Greenpac) agreed to modify the equity holders' agreement. These modifications enable Cascades to direct decisions about relevant activities. Therefore, from an accounting standpoint, Cascades now has control over Greenpac, which triggered its deemed acquisition and thus fully consolidates Greenpac since April 4, 2017. Please refer to Notes 5 and 8 of the consolidated financial statements for more details.

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CONTROLS AND PROCEDURES

EVALUATION OF THE EFFECTIVENESS OF DISCLOSURE CONTROLS AND PROCEDURES, AND INTERNAL CONTROL OVER FINANCIAL REPORTING

The Corporation's President and Chief Executive Officer, and its Vice-President and Chief Financial Officer have designed, or caused to be designed under their supervision, disclosure controls and procedures (DC&P), and internal controls over financial reporting (ICFR) as defined in National Instrument 52-109, “Certification of Disclosure in Issuer's Annual and Interim Filings”.

The DC&P have been designed to provide reasonable assurance that material information relating to the Corporation is made known to the President and Chief Executive Officer, and the Vice-President and Chief Financial Officer by others, and that information required to be disclosed by the Corporation in its annual filings, interim filings or other reports filed or submitted by the Corporation under securities legislation is recorded, processed, summarized and reported within the time periods specified in securities legislation. They have limited the scope of their design of DC&P and ICFR to exclude controls, policies and procedures of the Corporation's 2018 business combinations. The design and evaluation of the operating effectiveness of the 2018 business combinations' DC&P and ICFR will be completed within 365 days from the date of acquisition. The President and Chief Executive Officer and the Vice-President and Chief Financial Officer have concluded, based on their evaluation, that the Corporation's DC&P were effective as at December 31, 2018.

Business combinations' balance sheet and results are included in our consolidated financial statements since the combination date. They constituted approximately 3.1% of total consolidated assets as of December 31, 2018 while they represented approximately 1.6% of consolidated sales and approximately 1.7% of consolidated net earnings attributable to Shareholders for the year ended December 31, 2018.

Further details on these business combinations are disclosed in Note 5 of the Corporation’s audited consolidated financial statements.

The ICFR have been designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with IFRS. The President and Chief Executive Officer, and the Vice-President and Chief Financial Officer have assessed the effectiveness of the ICFR as at December 31, 2018, based on the control framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 COSO Framework). Based on this assessment, they have concluded that the Corporation’s ICFR were effective as at December 31, 2018 and expect to certify the Corporation’s annual filings with the U.S. Securities and Exchange Commission on Form 40-F, as required by the United States Sarbanes-Oxley Act.

During the quarter ended December 31, 2018, there were no changes to the Corporation's ICFR that materially affected, or are reasonably likely to materially affect, its ICFR.

RISK FACTORS

As part of its ongoing business operations, the Corporation is exposed to certain market risks, including risks ensuing from changes in selling prices for its principal products, costs of raw material, interest rates and foreign currency exchange rates, all of which impact the Corporation’s financial position, operating results and cash flows. The Corporation manages its exposure to these and other market risks through regular operating and financing activities and, on a limited basis, through the use of derivative financial instruments. We use these derivative financial instruments as risk management tools, not for speculative investment purposes. The following is a discussion of key areas of business risks and uncertainties that we have identified, and our mitigating strategies. The risk areas below are listed in no particular order, as risks are evaluated based on both severity and probability. Readers are cautioned that the following is not an exhaustive list of all the risks we are exposed to, nor will our mitigation strategies eliminate all risks listed.

a)	The markets for some of the Corporation’s products tend to be cyclical in nature and prices for some of its products, as well as raw material and energy costs, may fluctuate significantly, which can adversely affect its business, operating results, profitability and financial position.

The markets for some of the Corporation’s products, particularly containerboard and boxboard, are cyclical. As a result, prices for these types of products and for its two principal raw material, recycled paper and virgin fibre, have fluctuated significantly in the past and will likely continue to fluctuate significantly in the future, principally due to market imbalances between supply and demand. Demand is heavily influenced by the strength of the global economy and the countries or regions in which Cascades does business, particularly Canada and the United States, the Corporation’s two primary markets. Demand is also influenced by fluctuations in inventory levels held by customers and consumer preferences. Supply depends primarily on industry capacity and capacity utilization rates. In periods of economic weakness, reduced spending by consumers and businesses results in decreased demand, which can potentially cause downward price pressure. Industry participants may also, at times, add new capacity or increase capacity utilization rates, potentially causing supply to exceed demand and exerting downward

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price pressure. Depending on market conditions and related demand, Cascades may have to take market-related downtime. In addition, the Corporation may not be able to maintain current prices or implement additional price increases in the future. If Cascades is unable to do so, its revenues, profitability and cash flows could be adversely affected. In addition, other participants may introduce new capacity or increase capacity utilization rates, which could also adversely affect the Corporation’s business, operating results and financial position. Prices for recycled and virgin fibre also fluctuate considerably. The costs of these material present a potential risk to the Corporation’s profit margins, in the event that it is unable to pass along price increases to its customers on a timely basis. Although changes in the price of recycled fibre generally correlate with changes in the price of products made from recycled paper, this may not always be the case. If Cascades were unable to implement increases in the selling prices for its products to compensate for increases in the price of recycled or virgin fibre, the Corporation’s profitability and cash flows would be adversely affected. In addition, Cascades uses energy, mainly natural gas and fuel oil, to generate steam, which it then uses in the production process and to operate machinery. Energy prices, particularly for natural gas and fuel oil, have continued to remain very volatile. Cascades continues to evaluate its energy costs and consider ways to factor energy costs into its pricing. However, should energy prices increase, the Corporation’s production costs, competitive position and operating results would be adversely affected. A substantial increase in energy costs would adversely affect the Corporation’s operating results and could have broader market implications that could further adversely affect the Corporation’s business or financial results.

To mitigate price risk, our strategies include the use of various derivative financial instrument transactions, whereby it sets the price for notional quantities of old corrugated containers, electricity and natural gas.

Additional information on our North American electricity and natural gas hedging programs as at December 31, 2018 is set out below:

NORTH AMERICAN ELECTRICITY HEDGING

	UNITED STATES	CANADA
Electricity consumption	50%	50%
Electricity consumption in a regulated market	45%	61%
% of consumption hedged in a de-regulated market (2019)	9%	—
Average prices (2019) (in US$, per KWh)	$0.03	—
Fair value as at December 31, 2018 (in millions of CAN$)	$—	—

NORTH AMERICAN NATURAL GAS HEDGING

	UNITED STATES	CANADA
Natural gas consumption	49%	51%
% of consumption hedged (2019)	29%	8%
Average prices (2019 - 2023) (in US$, per mmBTU) (in CAN$, per GJ)	$2.79	$3.60
Fair value as at December 31, 2018 (in millions of CAN$)	$(1)	—

b)	Cascades faces significant competition and some of its competitors may have greater cost advantages or be able to achieve greater economies of scale, or be able to better withstand periods of declining prices and adverse operating conditions, which could negatively affect the Corporation’s market share and profitability.

The markets for the Corporation’s products are highly competitive. In some of the markets in which Cascades competes, such as tissue papers, it competes with a small number of other producers. In some businesses, such as the containerboard industry, competition tends to be global. In others, such as the tissue industry, competition tends to be regional. In the Corporation’s packaging products segment, it also faces competition from alternative packaging materials, such as vinyl, plastic and Styrofoam, which can lead to excess capacity, decreased demand and pricing pressures. Competition in the Corporation’s markets is primarily based on price, as well as customer service and the quality, breadth and performance characteristics of its products. The Corporation’s ability to compete successfully depends on a variety of factors, including:

•	its ability to maintain high plant efficiency, operating rates and lower manufacturing costs
•	the availability, quality and cost of raw material, particularly recycled and virgin fibre, labour, and
•	the cost of energy.

Some of the Corporation’s competitors may, at times, have lower fibre, energy and labour costs, and less restrictive environmental and governmental regulations to comply with than Cascades. For example, fully integrated manufacturers, or those whose requirements for pulp or other fibre are met fully from their internal sources, may have some competitive advantages over manufacturers that are not fully integrated, such as Cascades, in periods of relatively high raw material pricing, in that the former are able to ensure a steady source of these raw material at costs that may be lower than prices in the prevailing market. In contrast, competitors that are less integrated than Cascades may have cost advantages in periods of relatively low pulp or fibre prices because they may be able to purchase pulp or fibre at prices lower than the costs

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the Corporation incurs in the production process. Other competitors may be larger in size or scope than Cascades, which may allow them to achieve greater economies of scale on a global basis or to better withstand periods of declining prices and adverse operating conditions. In addition, there has been an increasing trend among the Corporation’s customers towards consolidation. With fewer customers in the market for the Corporation’s products, the strength of its negotiating position with these customers could be weakened, which could have an adverse effect on its pricing, margins and profitability.

To mitigate competition risk, Cascades’ targets are to offer quality products that meet customers’ needs at competitive prices and to provide good customer service.

c)	Because of the Corporation’s international operations, it faces political, social and exchange rate risks that can negatively affect its business, operating results, profitability and financial condition.

Cascades has customers and operations located outside Canada. In 2018, sales outside Canada, in Canadian dollars, represented approximately 62% of the Corporation’s consolidated sales, including 40% in the United States. In 2018, 22% of sales from Canadian operations were made to the United States.

The Corporation’s international operations present it with a number of risks and challenges, including:

•	effective product marketing in other countries
•	tariffs and other trade barriers, and
•	different regulatory schemes and political environments applicable to the Corporation’s operations in areas such as environmental and health and safety compliance.

In addition, the Corporation’s consolidated financial statements are reported in Canadian dollars, while a portion of its sales is made in other currencies, primarily the U.S. dollar and the euro. The variation of the Canadian dollar against the U.S. dollar may adversely or positively affect the Corporation’s reported operating results and financial condition. This has a direct impact on export prices and also contributes to the impact on Canadian dollar prices in Canada, because several of the Corporation’s product lines are priced in U.S. dollars. As well, a substantial portion of the Corporation’s debt is also denominated in currencies other than the Canadian dollar. The Corporation has senior notes outstanding and also some borrowings under its credit facility that are denominated in U.S. dollars and in euros, in the amounts of US$1,045 million and €97 million respectively as at December 31, 2018.

Moreover, in some cases, the currency of the Corporation’s sales does not match the currency in which it incurs costs, which can negatively affect the Corporation’s profitability. Fluctuations in exchange rates can also affect the relative competitive position of a particular facility, where the facility faces competition from non-local producers, as well as the Corporation’s ability to successfully market its products in export markets. As a result, if the Canadian dollar were to remain permanently strong compared to the U.S. dollar and the euro, it could affect the profitability of the Corporation’s facilities, which could lead Cascades to shut down facilities either temporarily or permanently, all of which could adversely affect its business or financial results. To mitigate the risk of currency rises from future commercial transactions, recognized assets and liabilities, and net investments in foreign operations, which are partially covered by purchases and debt, Management has implemented a policy for managing foreign exchange risk against the relevant functional currency.

The Corporation uses various foreign exchange forward contracts and related currency option instruments to anticipate sales net of purchases, interest expenses and debt repayment. Gains or losses from the derivative financial instruments designated as hedges are recorded under “Other comprehensive income (loss)” and are reclassified under earnings in accordance with the hedge items.

Additional information on our North American foreign exchange hedging program is set out below:

NORTH AMERICAN FOREIGN EXCHANGE HEDGING 1

Sell contracts and currency options on net exposure to US$:	2019	2020	2021
Total amount (in millions of US$)	$ 48 to 65	$ 40 to 68	$ 5 to 15
Estimated % of sales, net of expenses from Canadian operations (excluding subsidiaries with non-controlling interests)	44% to 60%	37% to 63%	5% to 14%
Average rate (US$/CAN$)	0.75	0.76	0.75
Fair value as at December 31, 2018 (in millions of CAN$)	$(2)	—	$(3)

1       See Note 27 of the audited consolidated financial statements for more details on financial instruments.

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d) The Corporation’s operations are subject to comprehensive environmental regulations and involve expenditures that may be material in relation to its operating cash flow.

The Corporation is subject to environmental laws and regulations imposed by the various governments and regulatory authorities in all countries in which it operates. These environmental laws and regulations impose stringent standards on the Corporation regarding, among other things:

•	air emissions
•	water discharges
•	use and handling of hazardous materials
•	use, handling and disposal of waste, and
•	remediation of environmental contamination.

The Corporation is also subject to the U.S. Federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) as well as to other applicable legislation in the United States, Canada and Europe that holds companies accountable for the investigation and remediation of hazardous substances. The Corporation’s European subsidiaries and some of our Québec plants are also subject to an emissions market, aimed at reducing worldwide CO2 emissions. Each unit has been allocated emission rights (“CO2 quota”). On a calendar-year basis, the Corporation must buy the necessary credits to cover its deficit, on the open market, if its emissions are higher than quota.

The Corporation’s failure to comply with applicable environmental laws, regulations or permit requirements may result in civil or criminal fines, penalties or enforcement actions. These may include regulatory or judicial orders enjoining or curtailing operations, or requiring corrective measures, the installation of pollution control equipment or remedial actions, any of which could entail significant expenditures. It is difficult to predict the future development of such laws and regulations, or their impact on future earnings and operations, but these laws and regulations may require capital expenditures to ensure compliance. In addition, amendments to, or more stringent implementation of, current laws and regulations governing the Corporation’s operations could have a material adverse effect on its business, operating results or financial position. Furthermore, although Cascades generally tries to plan for capital expenditures relating to environmental and health and safety compliance on an annual basis, actual capital expenditures may exceed those estimates. In such an event, Cascades may be forced to curtail other capital expenditures or other activities. In addition, the enforcement of existing environmental laws and regulations has become increasingly strict. The Corporation may discover currently unknown environmental problems or conditions in relation to its past or present operations, or may face unforeseen environmental liabilities in the future.

These conditions and liabilities may:

•	require site remediation or other costs to maintain compliance or correct violations of environmental laws and regulations, or
•	result in governmental or private claims for damage to persons, property or the environment.

Either of these possibilities could have a material adverse effect on the Corporation’s financial condition or operating results.

Cascades may be subject to strict liability and, under specific circumstances, joint and several (solidary) liability for the investigation and remediation of soil, surface and groundwater contamination, including contamination caused by other parties on properties that it owns or operates, and on properties where the Corporation or its predecessors have arranged for the disposal of regulated materials. As a result, the Corporation is involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters. The Corporation may become involved in additional proceedings in the future, the total amount of future costs and other environmental liabilities of which could be material.

To date, the Corporation is in compliance, in all material respects, with all applicable environmental legislation or regulations. However, we expect to incur ongoing capital and operating expenses in order to achieve and maintain compliance with applicable environmental requirements.

EMISSIONS MARKET

The Corporation is exposed to the emissions trading market and has to hold carbon credits equivalent to its emissions. Depending on circumstances, the Corporation may have to buy credits on the market or could sell some in the future. At short or medium term, these transactions would have no significant effect on the financial position of the Corporation and it is not anticipated that this will change in the future.

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e) Cascades may be subject to losses that might not be covered in whole or in part by its insurance coverage.

Cascades carries comprehensive liability, fire and extended coverage insurance on most of its facilities, with policy specifications and insured limits customarily carried in its industry for similar properties. In addition, some types of losses, such as losses resulting from wars, acts of terrorism or natural disasters, are generally not insured because they are either uninsurable or not economically practical. Moreover, insurers have recently become more reluctant to insure against these types of events. Should an uninsured loss or a loss in excess of insured limits occur, Cascades could lose capital invested in that property, as well as the anticipated future revenues derived from the manufacturing activities conducted on that property, while remaining obligated for any mortgage indebtedness or other financial obligations related to the property. Any such loss could adversely affect its business, operating results or financial condition.

To mitigate the risk subject to insurance coverage, the Corporation reviews its strategy annually with the Board of Directors and is seeking different alternatives to achieve more efficient forms of insurance coverage at the lowest costs possible.

f) Labour disputes could have a material adverse effect on the Corporation’s cost structure and ability to run its mills and plants.

As at December 31, 2018, the Corporation employed approximately 11,700 employees, of whom roughly 9,900 were employees of its Canadian and United States operations. Approximately 28% of the Corporation's Canadian and United States workforce is unionized under 29 separate collective bargaining agreements. In addition, in Europe, some of the Corporation's operations are subject to national industry collective bargaining agreements that are renewed on an annual basis. The Corporation’s inability to negotiate acceptable contracts with these unions upon expiration of an existing contract could result in strikes or work stoppages by the affected workers, and increased operating costs as a result of higher wages or benefits paid to union members. If the unionized workers were to engage in a strike or another form of work stoppage, Cascades could experience a significant disruption in operations or higher labour costs, which could have a material adverse effect on its business, financial condition, operating results and cash flow. Of the 29 collective bargaining agreements in North America, 4 are expired and are currently under negotiation, 8 will expire in 2019 and 4 will expire in 2020.

The Corporation generally begins the negotiation process several months before agreements are due to expire and is currently in the process of negotiating with the unions where the agreements have expired or will soon expire. However, Cascades may not be successful in negotiating new agreements on satisfactory terms, if at all.

g) Cascades may make investments in entities that it does not control and may not receive dividends or returns from those investments in a timely fashion or at all.

Cascades has established joint ventures, made investments in associates and acquired significant participation in subsidiaries in order to increase its vertical integration, enhance customer service and increase efficiency in its marketing and distribution in the United States and other markets. The Corporation’s principal joint ventures, associates and significant participations in subsidiaries are:

•	two 50%-owned joint ventures with Sonoco Products Corporation, of which one is in Canada (two plants) and one in the United States (two plants), that produce specialty paper packaging products such as headers, rolls and wrappers;
•	a 57.95%-owned subsidiary, Reno de Medici S.p.A. (RDM), a European manufacturer of recycled boxboard; and
•	a 66.1%-owned subsidiary, Greenpac Holding LLC, a North American manufacturer of linerboard (including indirect ownership).

Apart from RDM and Greenpac, Cascades does not have effective control over these entities. The Corporation’s inability to control entities in which it invests may affect its ability to receive distributions from these entities or to fully implement its business plan. The incurrence of debt or entrance into other agreements by an entity not under the Corporation’s control may result in restrictions or prohibitions on that entity’s ability to pay distributions to the Corporation. Even where these entities are not restricted by contract or by law from paying dividends or making distributions to Cascades, the Corporation may not be able to influence the payout or timing of these dividends or distributions. In addition, if any of the other investors in a non-controlled entity fails to observe their commitments, the entity may not be able to operate according to its business plan or Cascades may be required to increase its level of commitment. If any of these events were to transpire, the Corporation’s business, operating results, financial condition and ability to make payments on the notes could be adversely affected.

In addition, the Corporation has entered into various shareholder agreements relating to its joint ventures and equity investments. Some of these agreements contain “shotgun” provisions, which provide that if one Shareholder offers to buy all the shares owned by the other parties to the agreement, the other parties must either accept the offer or purchase all the shares owned by the offering Shareholder at the same price and conditions. Some of the agreements also stipulate that, in the event that a Shareholder is subject to bankruptcy proceedings or otherwise defaults on any indebtedness, the non-defaulting parties to that agreement are entitled to invoke the “shotgun” provision or sell their shares to a third party. The Corporation’s ability to purchase the other Shareholders’ interests in these joint ventures if they were to exercise these “shotgun” provisions could be limited by the covenants in the Corporation’s credit facility and the indenture. In addition, Cascades may not have sufficient funds to accept the offer or the ability to raise adequate financing should the need arise, which could result in the Corporation having to sell its interests in these entities or otherwise alter its business plan.

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h) Acquisitions have been, and are expected to continue to be a substantial part of the Corporation’s growth strategy, which could expose the Corporation to difficulties in integrating the acquired operation, diversion of management time and resources, and unforeseen liabilities, among other business risks.

Acquisitions have been a significant part of the Corporation’s growth strategy. Cascades expects to continue to selectively seek strategic acquisitions in the future. The Corporation’s ability to consummate and to effectively integrate any future acquisitions on terms that are favourable to it may be limited by the number of attractive acquisition targets, internal demands on its resources and, to the extent necessary, its ability to obtain financing on satisfactory terms, if at all. Acquisitions may expose the Corporation to additional risks, including:

•	difficulty in integrating and managing newly acquired operations and in improving their operating efficiency
•	difficulty in maintaining uniform standards, controls, procedures and policies across all of the Corporation’s businesses
•	entry into markets in which Cascades has little or no direct prior experience
•	the Corporation’s ability to retain key employees of the acquired corporation
•	disruptions to the Corporation’s ongoing business, and
•	diversion of Management's time and resources.

In addition, future acquisitions could result in Cascades' incurring additional debt to finance the acquisition or possibly assuming additional debt as part of it, as well as costs, contingent liabilities and amortization expenses. The Corporation may also incur costs and divert Management's attention from potential acquisitions that are never consummated. For acquisitions Cascades does consummate, expected synergies may not materialize. The Corporation’s failure to effectively address any of these issues could adversely affect its operating results, financial condition and ability to service debt, including its outstanding senior notes.

Although Cascades generally performs a due diligence investigation of the businesses or assets that it acquires and anticipates continuing to do so for future acquisitions, the acquired business or assets may have liabilities that Cascades fails or is unable to uncover during its due diligence investigation and for which the Corporation, as a successor owner, may be responsible. When feasible, the Corporation seeks to minimize the impact of these types of potential liabilities by obtaining indemnities and warranties from the seller, which may in some instances be supported by deferring payment of a portion of the purchase price. However, these indemnities and warranties, if obtained, may not fully cover the liabilities because of their limited scope, amount or duration, or the financial resources of the indemnitor or warrantor, or for other reasons.

i) The Corporation undertakes impairment tests, which could result in a write-down of the value of assets and, as a result, have a material adverse effect.

IFRS requires that Cascades regularly undertake impairment tests of long-lived assets and goodwill to determine whether a write-down of such assets is required. A write-down of asset value as a result of impairment tests would result in a non-cash charge that reduces the Corporation’s reported earnings. Furthermore, a reduction in the Corporation’s asset value could have a material adverse effect on the Corporation’s compliance with total debt-to-capitalization tests under its current credit facilities and, as a result, limit its ability to access further debt capital.

j) Certain Cascades insiders collectively own a substantial percentage of the Corporation’s shares.

Messrs. Bernard, Laurent and Alain Lemaire (“the Lemaires”) collectively own a substantive percentage of the shares of the Corporation, and there may be situations in which their interests and the interests of other holders of shares do not align. Because the Corporation’s remaining shares are widely held, the Lemaires may be effectively able to:

•	elect all of the Corporation’s directors and, as a result, control matters requiring Board approval
•	control matters submitted to a Shareholder vote, including mergers, acquisitions and consolidations with third parties, and the sale of all or substantially all of the Corporation’s assets, and
•	otherwise control or influence the Corporation’s business direction and policies.

In addition, the Lemaires may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance the value of their equity investment, even though the transactions might involve increased risk to the holders of the shares.

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k) If Cascades is not successful in retaining or replacing its key personnel, including its Chief Executive Officer, its Vice-President and Chief Financial Officer, its Chief Legal Officer and Corporate Secretary and its Executive Chairman of the Board and co-founder Alain Lemaire, the Corporation's business, financial condition or operating results could be adversely affected.

Although Cascades believes that its key personnel will remain active in the business and that Cascades will continue to be able to attract and retain other talented personnel and replace key personnel should the need arise, competition in recruiting replacement personnel could be significant. Cascades does not carry key-man insurance on the members of its senior management.

l)	Risks relating to the Corporation’s indebtedness and liquidity.

The significant amount of the Corporation’s debt could adversely affect its financial health and prevent it from fulfilling its obligations under its outstanding indebtedness. The Corporation has a significant amount of debt. As at December 31, 2018, it had $1,769 million in outstanding total net debt on a consolidated basis, including capital-lease obligations. The Corporation also had $651 million available under its revolving credit facility. On the same basis, its consolidated ratio of net debt to total equity as of December 31, 2017 was 51.2%. The Corporation’s actual financing expense, including interest on employees' future benefits and loss on repurchase of long-term debt, was $99 million. Cascades also has significant obligations under operating leases, as described in its audited consolidated financial statements that are incorporated by reference herein.

On December 21, 2018, the Corporation announced that it has increased its authorized credit facility to approximately CAN$1 billion to incorporate the addition of a US$175 million seven-year term loan. The term loan provides the Company with increased financial flexibility and will reduce financing costs.

On December 12, 2017, the Corporation announced the results of tender offers and proceeded with the purchase of US$150 million of its 5.50% unsecured senior notes due 2022 and US$50 million of its 5.75% unsecured senior notes due 2023.

On June 1, 2017, the Corporation entered into an agreement with its lenders to extend and amend its existing $750 million credit facility. The amendment extends the term of the facility to July 2021. The financial conditions remain essentially unchanged.

The Corporation has outstanding senior notes rated by Moody’s Investor Service (“Moody’s”) and Standard & Poor’s (“S&P”).

The following table reflects the Corporation’s secured debt rating/corporate rating/unsecured debt rating as at the date on which this MD&A was approved by the Board of Directors, and the evolution of these ratings compared to past years:

Credit rating (outlook)	MOODY'S	STANDARD & POOR'S
2004	Ba1/Ba2/Ba3 (stable)	BBB-/BB+/BB+ (negative)
2005 - 2006	Ba1/Ba2/Ba3 (stable)	BB+/BB/BB- (negative)
2007	Baa3/Ba2/Ba3 (stable)	BBB-/BB/BB- (stable)
2008	Baa3/Ba2/Ba3 (negative)	BB+/BB-/B+ (negative)
2009 - 2010	Baa3/Ba2/Ba3 (stable)	BB+/BB-/B+ (stable)
2011	Baa3/Ba2/Ba3 (stable)	BB+/BB-/B+ (positive)
2012	Baa3/Ba2/Ba3 (stable)	BB+/BB-/B+ (negative)
2013	Baa3/Ba2/Ba3 (stable)	BB/B+/B (stable)
2014	Baa3/Ba2/Ba3 (stable)	BB/B+/B+ (stable)
2015	Baa3/Ba2/Ba3 (stable)	BB/B+/B+ (stable)
2016	Baa3/Ba2/Ba3 (stable)	BB+/BB-/BB- (stable)
2017	Baa3/Ba2/Ba3 (stable)	BB+/BB-/BB- (stable)
2018	Baa3/Ba2/Ba3 (stable)	BB+/BB-/BB- (positive)

During 2018, S&P Global Ratings revised the Corporation's outlook to “positive” from “stable” on improving credit measures; corporate rating of BB- was affirmed.

This facility is in place with a core group of highly rated international banks. The Corporation may decide to enter into certain derivative instruments to reduce interest rates and foreign exchange exposure.

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The Corporation’s leverage could have major consequences for holders of its shares. For example, it could:

•	make it more difficult for the Corporation to satisfy its obligations with respect to its indebtedness
•	increase the Corporation’s vulnerability to competitive pressures and to general adverse economic or market conditions, and require it to dedicate a substantial portion of its cash flow from operations to servicing debt, reducing the availability of its cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes
•	limit its flexibility in planning for, or reacting to, changes in its business and industry, and
•	limit its ability to obtain additional sources of financing.

Cascades may incur additional debt in the future, which would intensify the risks it now faces as a result of its leverage as described above. Even though we are substantially leveraged, we and our subsidiaries will be able to incur substantial additional indebtedness in the future. Although our credit facility and the indentures governing the notes restrict us and our restricted subsidiaries from incurring additional debt, these restrictions are subject to important exceptions and qualifications. If we or our subsidiaries incur additional debt, the risks that we and they now face as a result of our leverage could intensify.

The Corporation’s operations are substantially restricted by the terms of its debt, which could limit its ability to plan for or react to market conditions, or to meet its capital needs. The Corporation’s credit facilities and the indenture governing its senior notes include a number of significant restrictive covenants. These covenants restrict, among other things, the Corporation’s ability to:

•	borrow money
•	pay dividends on stock or redeem stock or subordinated debt
•	make investments
•	sell assets, including capital stock in subsidiaries
•	guarantee other indebtedness
•	enter into agreements that restrict dividends or other distributions from restricted subsidiaries
•	enter into transactions with affiliates
•	create or assume liens
•	enter into sale and leaseback transactions
•	engage in mergers or consolidations, and
•	enter into a sale of all or substantially all of our assets.

These covenants could limit the Corporation’s ability to plan for or react to market conditions, or to meet its capital needs. The Corporation’s current credit facility contains other, more restrictive covenants, including financial covenants that require it to achieve certain financial and operating results, and maintain compliance with specified financial ratios. The Corporation’s ability to comply with these covenants and requirements may be affected by events beyond its control, and it may have to curtail some of its operations and growth plans to maintain compliance. The restrictive covenants contained in the Corporation’s senior note indenture, along with the Corporation’s credit facility, do not apply to its subsidiaries with non-controlling interests.

The Corporation’s failure to comply with the covenants contained in its credit facility or its senior note indenture, including as a result of events beyond its control or due to other factors, could result in an event of default that could cause accelerated repayment of the debt. If Cascades is not able to comply with the covenants and other requirements contained in the indenture, its credit facility or its other debt instruments, an event of default under the relevant debt instrument could occur. If an event of default does occur, it could trigger a default under its other debt instruments, Cascades could be prohibited from accessing additional borrowings and the holders of the defaulted debt could declare amounts outstanding with respect to that debt, which would then be immediately due and payable. The Corporation’s assets and cash flow may not be sufficient to fully repay borrowings under its outstanding debt instruments. In addition, the Corporation may not be able to re-finance or re-structure the payments on the applicable debt. Even if the Corporation were able to secure additional financing, it might not be available on favourable terms. A significant or prolonged downtime in general business and difficult economic conditions may affect the Corporation’s ability to comply with its covenants, and could require it to take actions to reduce its debt or to act in a manner contrary to its current business objectives.

m) Cascades is a holding corporation and depends on its subsidiaries to generate sufficient cash flow to meet its debt service obligations.

Cascades is structured as a holding corporation and its only significant assets are the capital stock or other equity interests in its subsidiaries, joint ventures and minority investments. As a holding corporation, Cascades conducts substantially all of its business through these entities. Consequently, the Corporation’s cash flow and ability to service its debt obligations are dependent on the earnings of its subsidiaries, joint ventures and minority investments, and the distribution of those earnings to Cascades, or on loans, advances or other payments made by these entities to Cascades. The ability of these entities to pay dividends or make other payments or advances to Cascades will depend on their operating results and will be subject to applicable laws and contractual restrictions contained in the instruments governing their debt. In

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the case of the Corporation’s joint ventures, associates and minority investments, Cascades may not exercise sufficient control to cause distributions to itself. Although its credit facility and the indenture, respectively, limit the ability of its restricted subsidiaries to enter into consensual restrictions on their ability to pay dividends and make other payments to the Corporation, these limitations do not apply to its joint ventures, associates or minority investments. The limitations are also subject to important exceptions and qualifications.

The ability of the Corporation’s subsidiaries to generate cash flow from operations that is sufficient to allow the Corporation to make scheduled payments on its debt obligations will depend on their future financial performance, which will be affected by a range of economic, competitive and business factors, many of which are outside of the Corporation’s control. If the Corporation’s subsidiaries do not generate sufficient cash flow from operations to satisfy the Corporation’s debt obligations, Cascades may have to undertake alternative financing plans, such as re-financing or re-structuring its debt, selling assets, reducing or delaying capital investments, or seeking to raise additional capital. Re-financing may not be possible, and assets may not be able to be sold, or, if they are sold, Cascades may not realize sufficient amounts from those sales. Additional financing may not be available on acceptable terms, if at all, or the Corporation may be prohibited from incurring it, if available, under the terms of its various debt instruments in effect at the time. The Corporation’s inability to generate sufficient cash flow to satisfy its debt obligations, or to re-finance its obligations on commercially reasonable terms, would have an adverse effect on its business, financial condition and operating results. The earnings of the Corporation’s operating subsidiaries and the amount that they are able to distribute to the Corporation as dividends or otherwise may not be adequate for the Corporation to service its debt obligations.

n) Risks related to the shares.

The market price of the shares may fluctuate, and purchasers may not be able to re-sell the shares at or above the purchase price. The market price of the shares may fluctuate due to a variety of factors relative to the Corporation’s business, including announcements of new developments, fluctuations in the Corporation’s operating results, sales of the shares in the marketplace, failure to meet analysts’ expectations, general conditions in all of our segments or the worldwide economy. In recent years, the shares, the stock of other companies operating in the same sectors and the stock market in general have experienced significant price fluctuations, which have been unrelated to the operating performance of the affected companies. There can be no assurance that the market price of the shares will not continue to experience significant fluctuations in the future, including fluctuations that are unrelated to the Corporation’s performance.

o) Cash-flow and fair-value interest rate risks.

As the Corporation has no significant interest-bearing assets, its earnings and operating cash flows are substantially independent of changes in market interest rates.

The Corporation’s interest rate risk arises from long-term borrowings. Borrowings issued at variable rates expose the Corporation to a cash-flow interest rate risk. Borrowings issued at a fixed rate expose the Corporation to a fair-value interest rate risk.

p) Credit risk.

Credit risk arises from cash and cash equivalents, derivative financial instruments and deposits with banks and financial institutions. The Corporation reduces this risk by dealing with creditworthy financial institutions.

The Corporation is exposed to credit risk on accounts receivable from its customers. In order to reduce this risk, the Corporation’s credit policies include the analysis of a customer’s financial position and a regular review of its credit limits. The Corporation also believes that no particular concentration of credit risks exists due to the geographic diversity of its customers and the procedures in place for managing commercial risks. Derivative financial instruments include an element of credit risk, should the counterparty be unable to meet its obligations.

q) Cyber security

The Corporation relies on information technology to process, transmit and store electronic data in its daily business activities. Any potential information technology security incident as a result of malicious misbehavior or involuntary in nature could have negative repercussions on business activities, intellectual property, operating results and financial position of the Corporation. Cyber security represents a Company-wide challenge and the related risks are part of the corporate risk management program that is presented to the Audit and Finance committee of the Corporation. To limit Corporation exposure to incidents that may affect confidentiality, integrity and availability of information, the Corporation has put in place control measures that are based on industry best practices.

r) Climate change

The Corporation operates plants and delivers products to clients in locations that may be subject to climate stress events such as sea-level rise and increased storm frequency or intensity. Caused by climate change or not, the occurrence of one or more natural disasters, such as hurricanes, fires or floods, could cause considerable damage to our buildings, disrupt operations, increase operating costs such as freight and energy and have a negative impact on sales. Climate changes could require higher remediation and insurance costs for the Corporation.

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